Exhibit 4.13

[Notarization Required]

MASTER SALE AND PURCHASE AGREEMENT

by and between

Siemens Aktiengesellschaft

with its business address at

Wittelsbacherplatz 2, 80333 Munich, Germany

– herein “Seller” –

and

ASM Pacific Technology Ltd.

with its business address at

12/F, Watson Centre

16 Kung Yip Street

Kwai Chung,

Hong Kong

- herein “Purchaser” -

- each of Seller and Purchaser herein also referred to

individually as a “Party” and collectively as “Parties” -

regarding the sale and purchase of the

Electronics Assembly Systems Business

of the Siemens Group

Exhibits

Exhibit 2.1	List of Carve-out Agreements

Exhibit 2.2	List of employees to be taken over

Exhibit 3.2.1	German SPA

Exhibit 3.2.2	Template for other Local SPAs

Exhibit 4.2-1	Line items for calculation of Cash and Financial Debt

Exhibit 4.2-2	Line items for calculation of Net Working Capital

Exhibit 4.9	Market value of Shares

Exhibit 6.1	Form of loan facility (Loan Commitment)

Exhibit 7.1	Irrevocable shareholder undertaking

Exhibit 8.2.4	List of members of supervisory, advisory or other boards to resign

Exhibit 8.2.9	Form of Trademark License Agreement

Exhibit 8.2.11	Written shareholder consent

Exhibit 9.1.6	Collective Labor Agreements

Exhibit 9.1.7	Key Employees

Exhibit 9.1.9	Audit Opinion

Exhibit 9.1.11	Registered Intellectual Property

Exhibit 9.1.11 (ii)	Intellectual Property – Court proceedings, oppositions and similar proceedings

Exhibit 9.1.11 (iii)	Intellectual Property – Third party challenges and similar claims

Exhibit 9.1.16	Disclosure relating to EDB grants

Exhibit 9.3-1	Individuals relevant for Best Knowledge

Exhibit 9.3-2	Individuals relevant for Best Knowledge

Exhibit 10.2	Exceptions to Seller’s Covenants

Exhibit 10.3	Stand-alone presentation

Exhibit 11.1.1	Methodology for calculation of EBITDA

Exhibit 11.4.5 (ii)	Joint Instruction Letter (Notary) Template

Exhibit 14.9.2 (ii)	Collective Labor Agreements

Exhibit 15.1.1 (i)	List of issued Seller’s Security

Exhibit 15.1.2 (i)	List of issued Financial Security

Exhibit 15.2.1	Surviving Intra-Group Arrangements

Exhibit 15.2.3	Relocation Concept

Exhibit 15.5	Pension Schedule

Exhibit 15.6.1	Equity Based Instruments

Exhibit 15.9	List of Patents

Exhibit 15.10	Special Retention Bonuses

Exhibit 16.1	Form of Bank Guarantee

Exhibit 16.2	Form of Letter of Support

Definitions

Accounting Firm	as defined in Section 4.5.1

Acquisition Notice	as defined in Section 3.6

Actual Rate of Return	as defined in Exhibit 15.5

Actuarial Reports	as defined in Exhibit 15.5

Adjusted Delayed Local Pension Plan DBO Amount	as defined in Exhibit 15.5

Advance Tax Indemnification Payment	as defined in Section 12.3.2

Affiliate	shall mean “verbundenes Unternehmen” as defined in Section 15 German Stock Corporation Act (AktG)

Agreement	shall mean this Master Sale and Purchase Agreement

Antitrust Clearance	as defined in Section 7.1.1

Archiving Process	as defined in Section 14.2

AWG	as defined in Section 7.3

AWV	as defined in Section 7.3

Bank Guarantee	as defined in Section 16.1

Base Price	as defined in Section 4.1

Basket	as defined in Section 13.3

Best Knowledge	as defined in Section 9.3

Breach	as defined in Section 11.1

Business	as defined in Recital (A)

Business Days	shall be the banking days (Bankarbeitstage) in Frankfurt am Main (Saturdays excluded).

Carve-out	as defined in Section 2.1

Carve-out Agreements	as defined in Section 2.1

Cash	as defined in Section 4.2

Closing	as defined in Section 8.1

Closing Conditions	as defined in Section 7.1

Closing Date	as defined in Section 8.1

Closing Events	as defined in Section 8.2

Closing Protocol	as defined in Section 8.2.13

Combined Financial Statements	shall mean the historical information of the Business prepared by aggregating the financial information for each Company

Company/Companies	as defined in Section 1.14

Company Account	as defined in Section 4.15

Confidential Information	as defined in Section 17.2

Contest	as defined in Section 12.11.3

Data Preservation Termination Date	as defined in Section 14.3

Defined Benefit Obligations	as defined in Exhibit 15.5

Delayed Local Pension Plan DBO Amount	as defined in Exhibit 15.5

De Minimis Claims	as defined in Section 13.3

Designated Transferee(s)	as defined in Section 3.6

Disclosure Schedules	as defined in Section 9.2

ECB	as defined in Section 22.2

Effective Date	as defined in Section 4.2

Effective Date Accounts	as defined in Section 4.4

Equity Based Instruments	as defined in Section 15.6.1

Equity Commitment	as defined in Section 6.1

EURIBOR	as defined in Section 4.12

Exchange Rates	as defined in Section 22.2

Exempted Claims	as defined in Section 13.1

Financial Debt	as defined in Section 4.2

Financial Security	as defined in Section 15.1.2

Fuji	as defined in Section 15.9

German SPA	as defined in Section 3.2.1

Group Agreement	as defined in Section 15.6.1

Grupo Siemens	as defined in Section 1.9

Hedges	as defined in Section 5.2

Individual Tax Indemnification Claim	as defined in Section 12.2.5

Insurance Claim Settlements	as defined in Section 15.3.3

Intellectual Property	as defined in Section 9.1.11

Intercompany Financing Arrangements	as defined in Section 5.1

IRC	as defined in Exhibit 15.5

Letter of Support	as defined in Section 16.2

Liability Cap for Seller’s Guarantees	as defined in Section 13.4

Loan Commitment	as defined in Section 6.1

Local Pension Plan Adjustment Amount	as defined in Exhibit 15.5

Local Pension Plan Asset Value	as defined in Exhibit 15.5

Local Pension Plan DBO Amount	as defined in Exhibit 15.5

Local SPAs	as defined in Section 3.2

Losses	as defined in Section 11.1

Material Information	as defined in Section 9.1.14

Negative Adjustment Amount	as defined in Section 4.7

Net Working Capital	as defined in Section 4.2

Non-Surviving Intra-Group Arrangements	as defined in Section 15.2.1

Notice of Disagreement	as defined in Section 4.5

Party/Parties	as defined in the head of the Agreement

Pension Adjustment Amount	as defined in Exhibit 15.5

Plan Assets	as defined in Exhibit 15.5

Positive Adjustment Amount	as defined in Section 4.7

Purchase Price	as defined in Section 4.1

Purchaser	as defined in the head of the Agreement

Purchaser Claim	as defined in Section 11.1

Purchaser’s Bank Account	as defined in Section 4.14

Relevant Beneficiary	as defined in Exhibit 15.5

Relocation Concept	as defined in Section 15.2.3

Retention Materials	as defined in Section 14.3

Retirement Benefit Arrangements	as defined in Exhibit 15.5

Retirement Benefit Liabilities	as defined in Exhibit 15.5

Retirement Benefits	as defined in Exhibit 15.5

Retirement Defined Benefit Arrangements	as defined in Exhibit 15.5

SEAS Austria GmbH	as defined in Section 1.6

SEAS Austria GmbH Share	as defined in Section 1.6

SEAS Austria KG	as defined in Section 1.7

SEAS Austria KG Limited Partnership Interest	as defined in Section 1.7.2

SEAS Austria Shares	as defined in Section 1.7.2

SEAS Brazil	as defined in Section 1.13

SEAS Brazil Shares	as defined in Section 1.13

SEAS China	as defined in Section 1.3

SEAS China Share	as defined in Section 1.3

SEAS France	as defined in Section 1.5

SEAS France Shares	as defined in Section 1.5

SEAS Germany Shares	as defined in Section 1.2.2

SEAS GmbH	as defined in Section 1.1

SEAS GmbH Share	as defined in Section 1.1

SEAS Italy	as defined in Section 1.12

SEAS Italy Share	as defined in Section 1.12

SEAS KG	as defined in Section 1.2

SEAS KG Limited Partnership Interest	as defined in Section 1.2.2

SEAS Mexico	as defined in Section 1.9

SEAS Mexico Shares	as defined in Section 1.9

SEAS Seller(s)	as defined in Section 1.15

SEAS Singapore	as defined in Section 1.10

SEAS Singapore Shares	as defined in Section 1.10

SEAS Sweden	as defined in Section 1.11

SEAS Sweden Share	as defined in Section 1.11

SEAS UK	as defined in Section 1.4

SEAS UK Shares	as defined in Section 1.4

SEAS USA	as defined in Section 1.8

SEAS USA Interest	as defined in Section 1.8

Security	as defined in Section 15.1.2

Security Deeds	as defined in Section 15.1.3

Seller	as defined in the head of the Agreement

Seller’s Affiliates	as defined in Section 2.1

Seller’s Bank Account	as defined in Section 4.13

Seller’s Covenants	as defined in Section 10.6

Seller Fund	as defined in Section 6.2

Seller Group	shall mean Seller and its Affiliates

Seller Group Plan	as defined in Exhibit 15.5

Seller’s Guarantees	as defined in Section 9.1

Seller Period	as defined in Section 12.2

Seller Period Tax Returns	as defined in Section 12.9.1

Seller’s Security	as defined in Section 15.1.1

Share(s)	as defined in Section 1.16

Shared Premises	as defined in Section 15.2.3

Shareholder Loan Consideration	as defined in Section 5.1.3

Shareholder Loans	as defined in Section 5.1.2

Siemens Austria	as defined in Section 1.6

Siemens Brazil	as defined in Section 1.12

Siemens China	as defined in Section 1.3

Siemens Designation	as defined in Section 15.1

Siemens France	as defined in Section 1.5

Siemens Innovaciones	as defined in Section 1.9

Siemens Italy	as defined in Section 1.12

Siemens Manaus	as defined in Section 1.13

Siemens Mexico	as defined in Section 1.9

Siemens Sao Paulo	as defined in Section 1.13

Siemens Singapore	as defined in Section 1.10

Siemens Sweden	as defined in Section 1.11

Siemens UK	as defined in Section 1.4

Siemens USA	as defined in Section 1.8

Signing Date	shall mean the date of execution of this Agreement

Successor Plan	as defined in Exhibit 15.5

Surviving Intra-Group Arrangements	as defined in Section 15.2.1

Sustained Business	as defined in Section 14.7

Target Net Working Capital	as defined in Section 4.2

Tax/Taxes	as defined in Section 12.1

Tax Benefits	as defined in Section 12.2.2

Tax Indemnification Claim	as defined in Section 12.2

Tax Refunds	as defined in Section 12.4

Third Party Claim	as defined in Section 11.7

Time Limitations	as defined in Section 13.1

Transaction	as defined in Recital (B)

Transfer Date	as defined in Exhibit 15.5

Transfer Plan	as defined in Exhibit 15.5

Ultimate Local Transfer Value	as defined in Exhibit 15.5

RECITALS

(A)	WHEREAS, Seller is, amongst other activities, through its direct and indirect subsidiaries, engaged in the development, manufacturing, distribution and servicing of electronics assembly systems and related products. This business is mainly held and run by the Companies (as defined in Section 1.14 below), but also comprises service forces operating in further countries referred to in Exhibit 2.2 below (the activities carried out by the Companies and such service forces, the “Business”).

(B)	WHEREAS, Seller wishes to sell and transfer the Business to Purchaser by selling and transferring the shares in the Companies and Purchaser wishes to purchase and acquire the Business by acquiring these shares from Seller, each subject to the terms and conditions set forth in this Agreement (herein “Transaction”).

(C)	WHEREAS, the Purchaser is aware that the Business is in distressed condition and subject to ongoing restructuring efforts. Purchaser is aware that Seller has invested considerable efforts and expenses in order to initiate the Companies’ economic turnaround. In order to support and continue this attempt and to reinforce and maintain the financial capability of the Business, Purchaser will grant a respective Letter of Support (as defined in Section 16.2 below).

NOW, THEREFORE, the Parties agree as follows:

Section 1 – Companies and Shares

1.1	Siemens Electronics Assembly Systems Management GmbH is a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, registered in the commercial register maintained at the lower court (Amtsgericht) of Munich under registration number HRB 174601 and having its corporate domicile (Sitz) in Munich, Germany (herein “SEAS GmbH”). As of the Signing Date, Seller holds one (1) share (Geschäftsanteil) with a nominal value of EUR 25,000.00 (in words: Euro twenty-five thousand) (herein “SEAS GmbH Share”) representing 100 per cent of the stated capital (Stammkapital) of SEAS GmbH.

1.2	Siemens Electronics Assembly Systems GmbH & Co. KG is a limited liability partnership (Kommanditgesellschaft) organized under the laws of Germany, registered with the commercial register maintained at the lower court (Amtsgericht) of Munich under registration number HRA 92704 and having its corporate domicile in Munich, Germany (herein “SEAS KG”). As of the Signing Date,

1.2.1	SEAS GmbH is the sole general partner (Komplementär) of SEAS KG without a capital interest and without a participation in the profits of SEAS KG, and

1.2.2	Seller is the sole limited partner (Kommanditist) of SEAS KG with a registered limited partnership interest (Haftsumme) equaling the liable share (Pflichteinlage) in the amount of EUR 200,000.00 (in words: Euro two hundred thousand) (herein “SEAS KG Limited Partnership Interest”, and together with the SEAS GmbH Share, the “SEAS Germany Shares”).

1.3	Siemens Electronics Assembly Systems Ltd. is a limited liability company (wholly foreign-owned company) organized under the laws of China, registered in the Waigaoqiao Free Zone, Shanghai, China under registration number 310115400102413 (Pudong) with its registration address in 1F, Bao Steel Pu Dong International Building, No. 88 He Dan Road, Waigaoqiao Free Trade Zone, Shanghai, Zip Code 200131, China (herein “SEAS China”). As of the Signing Date, Siemens Ltd., China, registered in 7, Wangjing Zhonghuan Nanlu, Chaoyang District, Beijing, Zip Code 100102, China (herein “Siemens China”), holds 100 per cent of the registered capital of SEAS China (herein “SEAS China Share”).

1.4	Siemens Electronics Assembly Systems Ltd. is a private limited company organized under the laws of England registered with the Companies House under company number 6731817 and having its registered office at Faraday House, Sir William Siemens Square, Frimley, Camberley, Surrey, GU16 8QD, England (herein “SEAS UK”). As of the Signing Date, Siemens plc, Faraday House, Sir William Siemens Square, Frimley, Camberley, GU16 8QD (herein “Siemens UK”), holds three (3) ordinary shares with a nominal value of GBP 1.00 (in words: Great Britain Pounds one) each (herein “SEAS UK Shares”) representing 100 per cent of the stated capital of GBP 3.00 (in words: Great Britain Pounds three) of SEAS UK.

1.5	Siemens Electronics Assembly Systems SAS is a simplified corporation (Société par actions simplifiée) organized under the laws of France, registered with the Tribunal de Commerce de Meaux under registration number 484 145 545 RCS Meaux and having its corporate domicile in 6 avenue Gutenberg, Parc Gustave Eiffel, 77600 Bussy Saint Georges, France (herein “SEAS France”). As of the Signing Date, Siemens France Holding S.A.S., 9 boulevard Finot, 93200 Saint-Denis, France, (herein “Siemens France”) holds 2,500 shares with a nominal value of EUR 416.00 (in words: Euro four hundred sixteen) each (herein “SEAS France Shares”) representing 100 per cent of the stated capital of EUR 1,040,000.00 (in words: Euro one million forty thousand) of SEAS France.

1.6	Siemens Electronics Assembly Systems GmbH is a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Austria, registered in the companies register (Firmenbuch) maintained at the commercial court (Handelsgericht) of Vienna, Austria, under registration number FN 313494 x, having its corporate domicile (Sitz) in Vienna, Austria, and its business address at Kürschnergasse 6, 1210 Vienna, Austria (herein “SEAS Austria GmbH”). As of the Signing Date, Siemens Aktiengesellschaft Österreich, Siemensstraße 92, 1210 Vienna, Austria (herein “Siemens Austria”), holds one (1) share (Geschäftsanteil) with a nominal value of EUR 35,000.00 (in words: Euro thirty-five thousand) (herein “SEAS Austria GmbH Share”) representing 100 per cent of the stated capital (Stammkapital) of EUR 35,000.00 (in words: Euro thirty-five thousand) of SEAS Austria GmbH.

1.7	Siemens Electronics Assembly Systems GmbH & Co KG is a limited liability partnership (Kommanditgesellschaft) organized under the laws of Austria, registered in the companies register (Firmenbuch) maintained at the commercial court (Handelsgericht) of Vienna, Austria, under registration number FN 3141541, having its corporate domicile (Sitz) in Vienna, Austria, and its business address in Kürschnergasse 6, 1210 Vienna, Austria (herein “SEAS Austria KG”). As of the Signing Date,

1.7.1	SEAS Austria GmbH is the sole general partner (Komplementär) of SEAS Austria KG holding a partnership interest in SEAS Austria KG without capital interest and without participation in the profits (persönlich haftender Gesellschafter ohne Kapital- und Ergebnisanteil); and

1.7.2	Siemens Austria is the sole limited partner (Kommanditist) of SEAS Austria KG holding a limited partnership interest (bedungene Einlage und Haftsumme) with a nominal amount of EUR 36,000.00 (in words: Euro thirty-six thousand) (herein “SEAS Austria KG Limited Partnership Interest”; together with the SEAS Austria GmbH Share the “SEAS Austria Shares”).

1.8	Siemens Electronics Assembly Systems, LLC is a limited liability company organized under the laws of Delaware and having its registered office in the State of Delaware, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, United States of America (herein “SEAS USA”). As of the Signing Date, Siemens Industry, Inc., having its business address at 1000 Deerfield Parkway, Buffalo Grove, Illinois 60089-4513, United States of America (herein “Siemens USA”), holds 100 per cent of the limited liability company interest in SEAS USA (herein “SEAS USA Interest”).

1.9	Siemens Electronics Assembly Systems S. de R.L. de C.V. is a limited liability company (Sociedad de responsabilidad limitada de capital variable) organized under the laws of Mexico, as evidenced by public deed number 131,478, granted before Mr. Cecilio Gonzalez Marquez, Notary Public number 151 in Mexico City, Mexico, under public deed number 131,478, and having its registered office in Guadalajara, Jalisco, Mexico (herein “SEAS Mexico”). As of the Signing Date, Siemens Innovaciones, S.A. de C.V., Mexico (herein “Siemens Innovaciones”), holds one (1) partnership interest in the fixed capital of SEAS Mexico with a nominal value of MXN 1.00 (in words: Mexican Pesos one) and Grupo Siemens, S.A. de C.V., Mexico (herein “Grupo Siemens”), holds one (1) partnership interest in the fixed capital of SEAS Mexico with a nominal value of MXN 2,999.00 (in words: Mexican Pesos two thousand nine hundred and ninety-nine), together representing 100 per cent of the fixed capital of MXN 3,000.00 (in words: Mexican Pesos three thousand) of SEAS Mexico. Grupo Siemens further holds a quota in the variable capital of SEAS Mexico of MXN 854,270.00 (in words: Mexican Pesos eight hundred fifty-four thousand two hundred seventy). Grupo Siemens and Siemens Innovaciones, therefore together hold 100 per cent of the stated capital of MXN 857,270.00 (in words: Mexican Pesos eight hundred fifty-seven thousand two hundred seventy) (herein together “SEAS Mexico Shares”). Siemens Innovaciones and Grupo Siemens are jointly referred to herein as “Siemens Mexico”.

1.10	Siemens Electronics Assembly Systems Pte. Ltd. (Company Registration No: 200813066R) is a private limited company organized under the laws of Singapore and having its registered office at 2, Corporation Road, #01-03, Corporation Place, Singapore 618494, Singapore (herein “SEAS Singapore”). As of the Signing Date, Siemens Pte. Ltd. (Company Registration No: 199605166D), with its registered office at 60, Macpherson Road, Singapore 348615, Singapore (herein “Siemens Singapore”), holds 33,000,001 shares (of nominal value SGD 1.00 each), with an aggregate nominal value of SGD 33,000,001.00 (in words: Singapore Dollars thirty three million and one) (herein “SEAS Singapore Shares”) representing 100 per cent of the total issued and paid up capital of SGD 33,000,001.00 (in words: Singapore Dollars thirty-three million and one) of SEAS Singapore.

1.11

Siemens Electronics Assembly Systems AB is a private limited company (Aktiebolag) organized under the laws of Sweden and having its registered office in Johannelundsvägen 12-14, 19487 Upplands Väsby, Sweden (herein “SEAS Sweden”).

As of the Signing Date, Siemens AB, having its registered office in Johannelundsvägen 12-14, 19487 Upplands Väsby, Sweden (herein “Siemens Sweden”), holds 100,000 shares (of nominal value SEK 1.00 each) with an aggregate nominal value of SEK 100,000.00 (in words: Swedish Krona one hundred thousand) (herein “SEAS Sweden Share”) representing 100 per cent of the stated capital of SEK 100,000.00 (in words: Swedish Krona one hundred thousand) of SEAS Sweden.

1.12	Siemens Electronics Assembly Systems S.r.l. is a limited liability company (Società a responsabilità limitata) organized under the laws of Italy, registered with the Register of Companies of Milan, under registration number and fiscal code 05308680965, and having its registered office in Milan, Viale Piero e Alberto Pirelli, 10, cap 20126, Italy (herein “SEAS Italy”). As of the Signing Date, Siemens S.p.A., registered with the Register of Companies of Milan, under registration number and fiscal code 00751160151, and having its registered office in Milan, Viale Piero e Alberto Pirelli, 10, cap 20126 Italy (herein “Siemens Italy”), holds one (1) share with a nominal value of EUR 30,000.00 (in words: Euro thirty thousand) (herein “SEAS Italy Share”) representing 100 per cent of the stated capital of EUR 30,000.00 (in words: Euro thirty thousand) of SEAS Italy.

1.13	Siemens Sistemas para Montagem de Componentes Eletrônicos Ltda. is a limited liability company (sociedade empresária limitada) organized under the laws of Brazil, registered before the Trade Board of State of São Paulo under registration number 35 2 2263456 1 (NIRE), duly enrolled with the National Register for Legal Entities of the Ministry of Finance (CNPJ/MF) under n° 10.406.538/0001-54 and having its registered office in the State of São Paulo, City of São Paulo, at Rua Dronsfield, 401/403, Lapa, CEP: 05074-000, Brazil (herein “SEAS Brazil”). As of the Signing Date, Siemens Ltda., São Paulo, Brazil, (herein “Siemens Sao Paulo”), duly enrolled with the National Register for Legal Entities of the Ministry of Finance (CNPJ/MF) under n° 44.013.159/0001-16, holds 2,057,743 (two million fifty-seven thousand seven hundred forty-three) shares with a nominal value of BRL 1.00 (in words: Brazilian Real one) each, and Siemens Eletroeletrônica Ltda., Manaus, Brazil, duly enrolled with the National Register for Legal Entities of the Ministry of Finance (CNPJ/MF) under n° 34.558.841/0001-30, (herein “Siemens Manaus”; together with Siemens Sao Paulo, “Siemens Brazil”) holds 1,501,028 (one million five hundred one thousand twenty-eight) shares with a nominal value of BRL 1.00 (in words: Brazilian Real one) (herein together “SEAS Brazil Shares”) representing together 100 per cent of the stated capital of BRL 3,558,771.00 (in words: Brazilian Real three million five hundred fifty-eight thousand seven hundred seventy-one) of SEAS Brazil.

1.14	“Companies” and each individually a “Company” shall mean (i) SEAS GmbH, (ii) SEAS KG, (iii) SEAS China, (iv) SEAS UK, (v) SEAS France, (vi) SEAS Austria GmbH, (vii) SEAS Austria KG, (viii) SEAS USA, (ix) SEAS Mexico, (x) SEAS Singapore, (xi) SEAS Sweden, (xii) SEAS Italy and (xiii) SEAS Brazil.

1.15	“SEAS Sellers” and each individually a “SEAS Seller” shall mean (i) Siemens China, (ii) Siemens UK, (iii) Siemens France, (iv) Siemens Austria, (v) Siemens USA, (vi) Siemens Mexico, (vii) Siemens Singapore, (viii) Siemens Sweden, (ix) Siemens Italy, and (x) Siemens Brazil.

1.16	“Shares” and each individually a “Share” shall mean the (i) SEAS GmbH Share, (ii) SEAS KG Limited Partnership Interest, (iii) SEAS China Share, (iv) SEAS UK Shares, (v) SEAS France Shares, (vi) SEAS Austria GmbH Share, (vii) SEAS Austria KG Limited Partnership Interest, (viii) SEAS USA Interest, (ix) SEAS Mexico Shares, (x) SEAS Singapore Shares, (xi) SEAS Sweden Share, (xii) SEAS Italy Share, and (xiii) SEAS Brazil Shares.

Section 2 – Carve-out

2.1	The Business as formerly conducted directly or indirectly by Seller or Affiliates of Seller. (other than the Companies) (such Affiliates of Seller herein “Seller’s Affiliates”) has been transferred to the Companies and reorganized (all activities in connection therewith, and relating thereto, including the sale of certain parts of the Business to third parties, collectively herein “Carve-out”), by means of the transfer agreements listed in Exhibit 2.1 (herein “Carve-out Agreements”).

2.2	According to the respective Carve-out Agreements, several Companies are, inter alia, obliged to take over a number of employees as per the Closing Date. A list of the respective employees (on an anonymous basis) to be taken over under the relevant Carve-out Agreements is attached as Exhibit 2.2.

Section 3 – Agreement to Sell and Purchase

3.1	Seller herewith agrees to sell (verkaufen) and to cause the SEAS Sellers to sell and, subject to Section 3.3 below, agrees to assign and transfer (abtreten), and to cause the SEAS Sellers to assign and transfer, to the Designated Transferees (as defined in Section 3.6 below), and Purchaser agrees to procure (sicherstellen) that its Designated Transferees purchase and acquire from Seller or the SEAS Sellers, the Shares and the respective Shareholder Loans (as defined in Section 5.1.2 below) at Closing.

3.2	The sale and transfer of the Shares and the Shareholder Loans shall be implemented by virtue of share purchase and transfer agreements to be executed between the Seller or the respective SEAS Seller and the respective Designated Transferee (the “Local SPAs”) at Closing. The Parties are in agreement that:

3.2.1	for the SEAS Germany Shares and the respective Shareholder Loan the Local SPA shall be substantially in the form as attached as Exhibit 3.2.1 (the “German SPA”);

3.2.2	for the other Shares and the respective other Shareholder Loans, the Local SPAs shall be substantially in the form as attached as Exhibit 3.2.2, subject to adjustments to reflect the particularities of local law.

3.3	The Parties agree that the execution of the Local SPAs (and thus the transfer and assignment of the Shares) shall be subject to the condition precedent (aufschiebende Bedingung) that all Closing Conditions (as defined in Section 7.1 below) have been duly fulfilled or, as the case may be, waived.

3.4	The Shares shall be sold with economic effect (mit wirtschaftlicher Wirkung) as of the Effective Date, including the dividend rights (Gewinn- und Gewinnbezugsrechte) to all profits not yet distributed to Seller or the relevant Seller’s Affiliate, as the case may be, on the Effective Date.

3.5	In the event of a conflict between this Agreement and a Local SPA (in the form actually executed), the provisions of this Agreement shall prevail. Purchaser shall not exercise, and shall procure (sicherstellen) that no Designated Transferee exercises, any rights, or makes any claim, under any of the Local SPAs other than the claim for the transfer of title to the relevant Shares or Shareholder Loan or its registration.

3.6

Purchaser shall determine in writing one or more of its Affiliates which shall purchase and acquire any or all of the Shares in accordance with the terms of the relevant Local SPA (herein “Designated Transferees” and each a “Designated Transferee”), by providing Seller with a written notification specifying the Designated Transferee(s) and Shares such Designated Transferee(s) shall purchase and acquire (the “Acquisition Notice”), provided such Acquisition Notice is received by Seller not less than ten (10) Business Days prior to the Closing Date. Purchaser shall procure (sicherstellen) that the Designated Transferee(s) acquire the relevant Shares on the Closing Date by execution of the relevant Local SPA.

For the avoidance of doubt it is clarified that Purchaser (i) shall remain liable for all its obligations arising under this Agreement, (ii) hereby irrevocably guarantees by means of an independent guarantee (selbständiges Garantieversprechen) pursuant to Section 311 (1) of the German Civil Code the fulfilment of any liabilities and obligations of the Designated Transferee(s) arising out of or in connection with the respective Local SPA, and (iii) shall be responsible for exercising all rights and remedies, if any, on behalf of any Designated Transferee.

Section 4 – Purchase Price, Effective Date Accounts, Payment Terms

4.1	The purchase price payable by Purchaser as consideration for the sale and transfer of the Shares shall be an amount of EUR 1.00 (in words: Euro one) (the “Base Price”)

4.1.1	plus the Cash (as defined in Section 4.2 below)

4.1.2	minus the Financial Debt (as defined in Section 4.2 below)

4.1.3	plus the amount by which the Net Working Capital (as defined in Section 4.2 below) exceeds the Target Net Working Capital (as defined in Section 4.2 below); or

4.1.4	minus the amount by which the Net Working Capital falls short of the Target Net Working Capital,

4.1.5	plus or minus, as the case may be, the Pension Adjustment Amount as determined in accordance with Exhibit 15.5

(such amount as determined in accordance with this Section 4, the “Purchase Price”).

4.2

“Cash” and “Financial Debt” shall mean the balance of the line items set out in Exhibit 4.2-1, in each case existing at the Effective Date (on a Combined Financial Statements basis). “Net Working Capital” shall mean the balance of the line items set out in Exhibit 4.2-2 existing at the Effective Date. “Target Net Working Capital” shall be the amount of the balance of the line items set out in Exhibit 4.2-2 existing at 30 September 2010, determined based on the audited Combined Financial Statements of the Companies as of, and for the financial year ending on, 30 September 2010 as well as the underlying accounts. “Effective Date” shall mean 1 January 2011, 0:00 am, unless (i) Seller has delivered to Purchaser the Combined Financial Statements referred to in Section 7.1.2 after 10 January 2011, or has failed to comply with its obligations under Sections 7.2 and 7.3 in all material respects, and (ii) Purchaser notifies Seller in writing or by fax not later than on 24 January 2011 that the Effective Date shall be postponed to 1 April 2011, in which case 1 April 2011, 0:00 am, shall be the Effective Date. Cash, Financial Debt, Net Working Capital and the Pension Adjustment Amount shall be determined in accordance with Sections 4.4 et seq. below.

4.3	On the Closing Date the Base Price shall be paid by Purchaser to Seller.

4.4	Within ninety (90) Business Days after the Effective Date, Seller shall prepare and deliver to Purchaser the Combined Financial Statements of the Companies as of the Effective Date (the “Effective Date Accounts”) together with the Actuarial Reports (as defined in Exhibit 15.5 and for which the principles of Exhibit 15.5 shall apply). The Effective Date Accounts shall be prepared in accordance with the same accounting principles (based on IFRS) as applied to the group financial statements of the Seller Group as of, and for the fiscal year ending on, 30 September 2010 (or as amended for the current fiscal period ending immediately prior to the Effective Date) and set forth in reasonable detail Seller’s calculation of the Cash, the Financial Debt, the Net Working Capital and the Pension Adjustment Amount, using the following specific methodology and principles:

4.4.1	The Effective Date Accounts shall be prepared on a going-concern basis consistent with past practice for the preparation of Combined Financial Statements in accordance with the accounting principles (based on IFRS) referred to in the second sentence of Section 4.4, disregarding (i) the Transaction or any effects resulting therefrom, (ii) any costs related to the integration of the Business into Purchaser’s group and (iii) any actions or intentions of Purchaser; no write-down shall be made based on the agreement on the market values of the Shares pursuant to Section 4.9.

4.4.2	Subsequent events (wertaufhellende Tatsachen) shall only be taken into account if they provide evidence of conditions that existed at the Effective Date.

4.4.3	To convert figures in local currency to Euro, the Exchange Rates (as defined in Section 22.2 below) for the Effective Date shall be used.

4.5

The Effective Date Accounts shall be audited by an internationally recognized firm of public accountants. Seller shall deliver to Purchaser the respective audit report together with the Effective Date Accounts and the Actuarial Reports. If and to the extent Purchaser disagrees with the Effective Date Accounts and/or an Actuarial Report, Purchaser may, within twenty-five (25) Business Days after delivery of the documents referred to in Section 4.4 and the audit report, deliver a notice to Seller disagreeing with the Effective Date Accounts and/or an Actuarial Report, as the case may be (“Notice of Disagreement”). Any such Notice of Disagreement shall specify, in reasonable detail, those items or amounts as to which Purchaser disagrees and the reasons for such disagreement together with the underlying evidence and documentation, and Purchaser shall be deemed to have agreed to all other items or amounts contained in the Effective Date Accounts and/or the Actuarial Reports delivered by Seller pursuant to Section 4.4. If and to the extent Purchaser has delivered a proper Notice of Disagreement, the following shall apply:

4.5.1	The Parties shall, during the twenty-five (25) Business Day period following such delivery (or any other period of time mutually agreed upon between the Parties), use all reasonable efforts to reach an agreement on the disputed items or amounts. If and to the extent that, during such period, the Parties are unable to reach such agreement, either Party may refer the remaining differences to an internationally recognized firm of independent public accountants (the “Accounting Firm”). If the Parties cannot mutually agree upon the Accounting Firm within two (2) weeks after either Party has requested its appointment, the Accounting Firm shall be appointed, upon request of either Party, by the Institute of Chartered Accountants (Institut der Wirtschaftsprüfer) in Düsseldorf, Germany.

4.5.2	The Accounting Firm, acting as an expert (Schiedsgutachter) and not as an arbitrator, shall, based on the principles as set forth in Section 4.4, decide whether and to what extent the Effective Date Accounts or an Actuarial Report require adjustment. The Accounting Firm, in making its determination, shall only take into account any remaining differences submitted to it and shall limit its determination to the scope of the dispute between the Parties, taking into account any compensating effects.

4.5.3	Seller and Purchaser shall, and shall cause their respective accountants and the Companies to, co-operate with and assist the Accounting Firm in the conduct of its review. Such co-operation and assistance shall include, without limitation, the making available to the Accounting Firm of all relevant books and records of the Business and any other information relating to the Business. If and to the extent that the Accounting Firm cannot resolve the dispute on any item or amount or the merits because it has not been provided with the relevant documents or information, the Accounting Firm shall decide against the Party who has failed to provide such documents or information, provided that there shall be a rebuttable presumption that any such documents or information relating to the Business (i) in the period as from (but excluding) the Carve-out, and (ii) not to the process of the Carve-out are accessible solely by Purchaser.

4.5.4	The Parties shall instruct the Accounting Firm to deliver its written opinion (including reasons for the Accounting Firm’s decision to each disputed item) to them no later than two (2) months (or within any other period of time mutually agreed by the Parties) after the remaining differences have been referred to it. The decision of the Accounting Firm shall be conclusive and binding on the Parties (within the limit set forth in Section 319 of the German Civil Code) and shall not be subject to any appeal. The fees and disbursements of the Accounting Firm shall be allocated by the Accounting Firm between Seller and Purchaser in proportion to the respective success and defeat; Sections 91 et seq. of the German Code of Civil Procedure shall apply accordingly.

4.6	For the purpose of the calculation of the Purchase Price, the Cash, the Financial Debt, the Net Working Capital and the Pension Adjustment Amount shall be

4.6.1	the relevant amounts as shown in the Effective Date Accounts and the Actuarial Reports delivered by Seller pursuant to Section 4.4, if and to the extent no Notice of Disagreement with respect thereto is delivered pursuant to Section 4.5; or

4.6.2	if and to the extent such a Notice of Disagreement is delivered, the relevant amounts as (i) agreed by Purchaser and Seller or, (ii) in the absence of such agreement, shown in the Accounting Firm’s calculation delivered pursuant to Section 4.5.

4.7	If the calculation of the Purchase Price in accordance with this Section 4 results in an amount exceeding the Base Price (herein “Positive Adjustment Amount”), Purchaser shall pay to Seller such excess amount (to the extent not deducted from the Seller Fund pursuant to Section 6.2). If it results in an amount falling short of the Base Price/Seller shall pay to SEAS KG such shortfall (“Negative Adjustment Amount”). The Negative Adjustment Amount paid to SEAS KG shall, to the extent legally permissible, be construed and deemed as a contribution (Einlage) made by the respective Designated Transferee into SEAS KG. The Negative and Positive Adjustment Amount shall bear interest from the Closing Date until they fall due according to Section 4.8 below at a rate of the EURIBOR on the Closing Date plus 300 base points. For the avoidance of doubt,

(i)	Purchaser’s payment of the Positive Adjustment Amount and/or the deduction of the Positive Adjustment Amount from the Seller Fund pursuant to Section 6.2 shall discharge the Designated Transferees from their obligations to pay an (adjusted) purchase price for the SEAS Shares under the Local SPAs, and

(ii)	Seller’s payment of the Negative Adjustment Amount shall discharge the SEAS Sellers from their obligations to pay an (adjusted) negative purchase price for the SEAS Shares under the Local SPAs.

4.8	Payment pursuant to Section 4.7 above of the Positive Adjustment Amount by Purchaser or the Negative Adjustment Amount by Seller, as the case may be, shall become due and payable

4.8.1	where no Notice of Disagreement has been served in accordance with Section 4.5, within ten (10) Business Days of expiry of the twenty-five (25) Business Day-period from delivery of the documents referred to in Section 4.4; or

4.8.2	where a Notice of Disagreement has been served in accordance with Section 4.5, within ten (10) Business Days of agreement between the Parties as to the disputed items or amounts pursuant to Section 4.5.1 or, where no such agreement has been reached, delivery of a written opinion from the Accounting Firm pursuant to Section 4.5.4.

4.9	In consideration of the obligations under Sections 4, 5 and 6, the Parties agree on the market values of the Shares as set forth in Exhibit 4.9.

4.10	Except as explicitly provided otherwise in this Agreement, any other payment obligation under this Agreement shall be immediately due and payable.

4.11	Except as explicitly provided otherwise in this Agreement, each of the Parties shall pay interest on any amounts becoming due and payable to the other Party under this Agreement as from (but not including) the respective due date until (and including) the respective day of payment at a rate of the EURIBOR on the due date plus 600 base points.

4.12	Interest payable under any provision of this Agreement shall be calculated on the basis of actual days elapsed divided by 360. The EURIBOR (Euro Interbank Offered Rate) is understood to mean the rate at which Euro interbank three (3) months term deposits are offered and shown on the Reuters Euribor Screen at eleven o’clock in the morning (11 a.m.) Central European Time (CET), as of the respective (due) date (the “EURIBOR”).

4.13	All payments by Purchaser to Seller under this Agreement shall be made by Purchaser free and clear of costs and charges by way of wire transfer to be credited on the same day (mit gleichtägiger Gutschrift) to the bank account of Seller to be named not later than twenty (20) Business Days prior to the Closing Date (herein “Seller’s Bank Account”).

4.14	All payments by Seller to Purchaser under this Agreement shall be made by Seller free and clear of costs and charges by way of wire transfer to be credited on the same day (mit gleichtägiger Gutschrift) to the bank account of Purchaser to be named not later than twenty (20) Business Days prior to the Closing Date (herein “Purchaser’s Bank Account”).

4.15	All payments by any Party to any Company under this Agreement shall be made free and clear of costs and charges by way of wire transfer to be credited on the same day (mit gleichtägiger Gutschrift) to the bank account of the respective Company to be named not later than twenty (20) Business Days prior to the Closing Date (herein each a “Company Account”).

Section 5 – Termination of Intercompany Financing Arrangements

5.1	The Parties acknowledge that the Companies have entered into cash management agreements, other intercompany financing arrangements and intercompany trade clearing arrangements with Seller or Seller’s Affiliates that are relating to the clearing of intra-group trades (herein collectively “Intercompany Financing Arrangements”). Prior to the Closing Date, Seller shall terminate the Intercompany Financing Arrangements, so that the Companies shall cease to be financed thereunder.

5.1.1	Seller undertakes to settle any payables (being part of the Intercompany Financing Arrangements) of Seller or Seller’s Affiliates outstanding after the termination of the Intercompany Financing Arrangements within ten (10) Business Days after the Closing Date to the Company Accounts, so that neither Seller nor any of Seller’s Affiliates shall have any liability to any of the Companies with respect to the Intercompany Financing Arrangements.

5.1.2

Furthermore, Seller undertakes to make reasonable efforts to settle any receivables (being part of the Intercompany Financing Arrangements) of Seller or Seller’s Affiliates outstanding after the termination of the Intercompany Financing Arrangements latest as of the Closing Date. However, if and to the extent a settlement of such receivables cannot be effected as of the Closing Date despite Seller’s reasonable efforts, such outstanding receivables shall be continued with the respective Companies as loans (herein “Shareholder Loans”). Under the Local SPAs, Seller and the SEAS Sellers shall sell and transfer, or agree to procure the sale and transfer by Seller’s other Affiliates, as the case may be, of any Shareholder Loans existing as of the Closing Date to the Designated Transferees against payment of the Shareholder Loan Consideration pursuant to Section 5.1.3. For the avoidance of doubt, the restrictions set forth in Section 14.7 below shall not apply to the repayment of any Shareholder Loan that has become due.

5.1.3	The “Shareholder Loan Consideration” shall equal

(i)	the nominal amount of the Shareholder Loans as of the Effective Date, which shall be determined on the basis of the audited Effective Date Accounts and the provisions of Sections 4.4 et seq., less

(ii)	the nominal amount of any repayments of Shareholder Loans received by Seller or Seller’s Affiliate after the Effective Date.

Seller undertakes not to accept, and to procure that Seller’s Affiliates shall not accept, any repayments of Shareholder Loans after the Effective Date without Purchaser’s prior written consent.

5.1.4	The Shareholder Loan Consideration shall (i) become due on the due date of the Negative or Positive Adjustment Amount according to Section 4.8 and (ii) bear interest from the Closing Date until it falls due at a rate of the EURIBOR on the Closing Date plus 300 base points. Purchaser shall pay the Shareholder Loan Consideration on the due date into Seller’s Bank Account.

5.2	Purchaser acknowledges that Seller procured that all foreign exchange forward contracts existing between the Companies and Seller or Seller’s Affiliates (herein “Hedges”) were terminated prior to the Closing Date on an arm’s length basis. The resulting market values per Company will be debited or credited, as the case may be, to the respective Company Accounts on the Closing Date.

Section 6 – Equity Commitment; Seller Fund

6.1	Purchaser herewith undertakes (i) to pay to SEAS KG an equity amount of EUR 20,000,000.00 (in words: Euro twenty million), by increasing SEAS KG’s registered limited partnership interest (Haftsumme) (herein “Equity Commitment”), and (ii) to grant SEAS KG a revolving loan facility of another EUR 20,000,000.00 (in words: Euro twenty million) for a period of at least three (3) years as from the Closing Date to terms and conditions as set out in Exhibit 6.1 (herein “Loan Commitment”). In the event the Positive Adjustment Amount pursuant to Section 4.7, to the extent it is attributable to SEAS KG (which shall be shown in reasonable detail by Seller to Purchaser based on the Effective Date Accounts), exceeds the amount of the Seller Fund pursuant to Section 6.2, the difference amount payable by Purchaser to Seller pursuant to Section 4.7 shall reduce the amount of the undrawn Loan Commitment on a Euro-for-Euro basis.

6.2	Seller herewith undertakes to make a non-recourse and non-refundable cash payment to SEAS KG on the due date of the Negative or Positive Adjustment Amount according to Section 4.8 in the amount of EUR 29,000,000.00 (in words: Euro twenty-nine million) (herein “Seller Fund”), however, reduced as the case may be, by the Positive Adjustment Amount to the extent it is attributable to SEAS KG.

Section 7 – Closing Conditions

7.1	This Agreement shall only be closed (erfüllt) pursuant to Section 8 below if all of the following conditions precedent (aufschiebende Bedingungen) have been duly fulfilled or waived in accordance with Section 7.5:

7.1.1	The required merger control clearance under the applicable merger control rules of Germany shall have been obtained from the competent authority or shall be deemed to have been obtained, e.g., because of the lapse of the applicable waiting periods or because jurisdiction has been declined (herein “Antitrust Clearance”);

7.1.2	Seller shall have delivered to Purchaser the Combined Financial Statements of the Companies, for the financial years as required by the Hong Kong Stock Exchange for the circular to be provided to Purchaser’s shareholders under the applicable listing rules of the Hong Kong Stock Exchange, in each case prepared in accordance with IFRS;

7.1.3

In the event of a Material Adverse Change, neither Party shall have requested in writing or by fax received by the other Party within a period of ten (10) Business Days after the delivery of the Combined Financial Statements of the Companies pursuant to Section 7.1.2 not to close this Agreement because of such Material Adverse Change. “Material

Adverse Change” shall mean the occurrence of all of the following circumstances shown in the management accounts (BU reporting) for a period of the last six months available at the time of the written request pursuant to the first sentence of this Section 7.1.3:

(i)	The combined order intake of the Companies shall amount to less than EUR 75,000,000.00 (in words: Euro seventy-five million);

(ii)	The combined sales volume of the Companies shall amount to less than EUR 80,000,000.00 (in words: Euro eighty million); and

(iii)	the Companies’ combined net cash flow from operations (excluding, for the avoidance of doubt, any cash flow attributable to a change of the balance of the line items set forth in Exhibit 4.2-2) shall amount to less than a negative value of EUR 50,000,000 (in words: Euro fifty million);

7.1.4	subsequent to the satisfaction of the Closing Condition in Section 7.1.2, a period of six (6) weeks, or, in the event the Hong Kong Stock Exchange does not clear the required circular on the Transaction within two (2) weeks after its formal submission, a period of eight (8) weeks shall have expired, unless,

(i)	pursuant to the applicable listing rules of the Hong Kong Stock Exchange, a consummation of the Transaction does not require (a) Purchaser to publish a circular on the Transaction, or (b) Purchaser’s shareholder meeting to approve the Transaction, in which case the respective waiver shall fulfill the Closing Condition in this Section 7.1.4; or

(ii)	Purchaser’s shareholder meeting to approve the Transaction has been held prior to the expiry of such period, in which case the holding of Purchaser’s shareholder meeting shall fulfill the Closing Condition in this Section 7.1.4

(collectively herein “Closing Conditions”). Exhibit 7.1 contains a copy of an irrevocable undertaking to approve the consummation of the Transaction, which was executed by Purchaser’s majority shareholder prior to the Signing Date.

7.2

Purchaser shall be responsible for taking all actions necessary to prepare and to make the filings for the Antitrust Clearance and for other merger control filings that the Parties determine to be required within due course after the Signing Date and to furnish all information required in connection therewith. In Brazil (where the applicable merger control rules provide for no stand-still obligation), Purchaser shall file a merger notification with the Brazilian antitrust commission (CADE) within 15 (fifteen) days after the Signing Date. Seller undertakes to cooperate, and to use its reasonable best efforts that the Companies cooperate, with Purchaser in providing all reasonably required information concerning the Business and to assist in such filings. Further, the Parties agree on the following:

7.2.1	Purchaser shall give Seller reasonable advance notice of any notification, submission or other communication which it proposes to make or submit to any antitrust authority and provide Seller with copies in English of such draft notification, submission or correspondence and any supporting documentation or information reasonably requested by Seller at such a time to allow Seller a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent. Purchaser undertakes to take any comments of Seller in relation to any such notification, submission or communication in due consideration. Any (i) substantial notifications and submissions to the antitrust authorities and (ii) all formal filings with any competent antitrust authority shall require the prior consent of Seller in writing or by e-mail, such consent not to be unreasonably withheld. Purchaser further agrees to keep Seller fully informed as to the progress of any notification made with any competent antitrust authority. Furthermore, Purchaser shall provide Seller with copies of any filings made with and/or any information supplied to any competent antitrust authority by Purchaser and/or its Affiliates in connection with this Agreement and the Transaction. In addition, Purchaser shall provide Seller with copies of all written correspondence between Purchaser and/or its Affiliates with any competent antitrust authority in connection with this Agreement and the Transaction. All copies of any filings, information and written correspondence shall be accompanied by a translation in English if English is not the language used in the aforementioned copies.

Seller and its advisers shall be given the opportunity to attend the meetings with any antitrust authority or other persons or bodies (unless prohibited by the authority or such other person) and make oral submissions at such meetings to the extent necessary. Purchaser shall not be obliged to disclose and is entitled to reasonably protect any business secrets vis-à-vis Seller under these and other provisions of this Agreement.

7.2.2	Purchaser shall undertake (or cause any Designated Transferee to undertake) any and all steps necessary to avoid or eliminate each and every impediment to close the Transaction as contemplated under this Agreement under any antitrust, competition or trade regulation law that may be asserted by any antitrust or other governmental party including proposing to the relevant authorities committing to and effecting as promptly as practicable, the sale, divestiture or disposition of such assets, properties or businesses of Purchaser and/or its Affiliates and/or the Companies, and the conclusion of such other arrangements, as are necessary or advisable to obtain the Antitrust Clearance and to avoid the effect of materially delaying or preventing the consummation of the Transaction, provided that Purchaser shall not be obliged to conduct any measures that a reasonable third party would regard as commercially unreasonable and qualified to have a significant negative impact on Purchaser’s business.

7.2.3	Purchaser shall neither take any action nor undertake nor commit to anything that would be likely to have the effect of delaying, impairing or impeding the receipt of the Antitrust Clearance. In particular, Purchaser undertakes not to enter into any transaction, or any agreement to effect any transaction (including any merger or acquisition) that might reasonably be expected to make it more difficult, or to materially increase the time required, to obtain the Antitrust Clearance, or to delay or prevent the consummation of the Transaction.

7.3	Purchaser shall make reasonable best efforts to obtain clearance of the circular to be provided to Purchaser’s shareholders under the applicable listing rules of the Hong Kong Stock Exchange as soon as possible (including, for the avoidance of doubt, the continuation of the waiver application process). Seller shall make reasonable best efforts to deliver to Purchaser the audited Combined Financial Statements referred to in Section 7.1.2 not later than on 8 December 2010. In case Seller delivers to Purchaser such audited Combined Financial Statements after 10 January 2011, Purchaser shall have the option pursuant to Section 4.2 to opt for 1 April 2011, 0:00am, as the Effective Date. For the avoidance of doubt, Purchaser shall have no remedy against Seller (other than the option to postpone the Effective Date to 1 April 2011 pursuant to Section 4.2) in the event Seller fails to provide the audited Combined Financial Statements by 8 December 2010 and 10 January 2011. Seller undertakes furthermore to cooperate, and to use its reasonable best efforts that the Companies cooperate, with Purchaser in providing all reasonably required information concerning the preparation of the circular referred to in Section 7.1.4.

7.4	The Parties share the view that there is no requirement for a filing of the Transaction under Section 7 (1) and (2) no. 6 of the German Foreign Trade Act (“AWG”) in conjunction with Section 53 (2) sentence 4 of the German Foreign Trade Ordinance (“AWV”), and the Parties are, furthermore, not aware of any circumstance which may entitle the German Federal Ministry of Economics and Technology to prohibit the Transaction or to issue orders (Anordnungen) in connection therewith. However, if the German Federal Ministry of Economics and Technology decides to enter into proceedings or any investigation set forth in the AWV, Purchaser (i) shall offer to and comply with any order, condition or obligation imposed by the German Federal Ministry of Economics and Technology and eliminate each and every impediment required to avoid a prohibition of the Transaction under the AWG or AWV and (ii) shall not be entitled to request any adjustment of the Purchase Price as a result of any such condition, obligation, commitment or agreement.

7.5	Purchaser and Seller shall have the right to unanimously waive any Closing Condition provided for in Sections 7.1.2, 7.1.3 and 7.1.4 in writing. The Parties shall notify each other in writing without undue delay (unverzüglich) of (i) the Closing Condition set forth in Section 7.1.1 having been fulfilled and/or (ii) the definitive (endgültige) failure of any of the Closing Conditions to be fulfilled.

7.6	Seller shall, until Closing has occurred, be entitled to withdraw from (zurücktreten) this Agreement with effect for all Parties by written notice to Purchaser, if not all of the Closing Conditions set forth in Sections 7.1.1, 7.1.2 and 7.1.4 have been fulfilled until the later of (i) the expiration of four (4) months after submission of the Combined Financial Statements pursuant to Section 7.1.2, or (ii) 31 May 2011, provided, however, that Seller shall have complied with its obligations in Section 7.2 and 7.3 in all material respects. In the event of a definitive (endgültige) failure of the Closing Condition in Section 7.1.3 to be fulfilled, either Party shall be entitled to withdraw from this Agreement with effect for all Parties by written notice to the other Party. In the event of a withdrawal, none of the Parties shall have any obligation or incur any liability towards the other Party except that (i) any liability of any Party for willful (vorsätzliches) behavior and (ii) Section 17 through 22 below shall in each case survive and remain in full force and effect.

7.7	If all Closing Conditions have been fulfilled but the transfer of the Shares cannot be consummated on the Closing Date in specific countries because of pending merger control proceedings (other than the proceeding to obtain the Antitrust Clearance), outstanding consents or permits by any governmental authority or other regulatory or legal reasons, the transfer of the Shares shall be performed on the Closing Date to the maximum extent legally permissible. In such case, the Parties shall agree on all appropriate measures, including, to the extent necessary, “hold separate” arrangements, so that the affected jurisdictions can be exempted from the consummation of the Transaction. Until the respective requirements are met, the Parties will put each other into the position as if the respective transfers had taken place as of the Closing Date. Purchaser shall cooperate with Seller and any of Seller’s Affiliates with a view to minimizing any risks, obligations and liabilities resulting out of, or in connection with, the continued operation of the relevant part of the Business in such affected countries. If the respective requirements are not met within three (3) months from Closing, Seller or Purchaser may request a sale and transfer of the relevant Companies and/or assets concerned to a third party, which sale and transfer shall be effected to the extent legally permissible subject to approval reasonably given by Purchaser and for the account of Purchaser; provided that any proceeds received by Seller in such sale and transfer (other than the proceeds received from Purchaser under this Agreement) shall be paid to Purchaser net of any taxes or reasonable fees, costs and expenses accruing for, or incurred by, Seller. The foregoing shall not delay Closing.

7.8	Purchaser may not request an amendment of this Agreement as a result of (i) any action pursuant to Sections 7.2, 7.4 or 7.7 above, including obligations or conditions (Auflagen und Bedingungen) or other agreements required by the respective competent merger control authority with respect to the Transaction, (ii) any legal consequences caused by the non-compliance with any filing requirements in countries other than Germany, (iii) any decision by a competent authority after the Closing Date prohibiting any transaction contemplated hereby, or (iv) title to the SEAS KG Limited Partnership Interest and the SEAS Austria KG Limited Partnership Interest being transferred with in rem effect only upon the respective Designated Transferee(s) having been registered as limited partner(s) of SEAS KG and SEAS Austria KG in the respective competent commercial register.

Section 8 – Closing

8.1	Subject to the satisfaction or waiver of all Closing Conditions, the consummation of the Transaction (herein “Closing”) shall occur:

8.1.1

On the later of (i) 3 January 2011, and (ii) the fifth (5th) Business Day after all Closing Conditions set forth in Section 7.1 have been satisfied or waived, provided that the Effective Date is not postponed to 1 April 2011 pursuant to Section 4.2;

8.1.2	On 1 April 2011 if the Effective Date is postponed to 1 April 2011 pursuant to Section 4.2; or

8.1.3	On such other date as the Parties may agree upon in writing

(herein “Closing Date”).

8.2	On the Closing Date, the Parties or their respective duly authorized representatives shall convene at Cleary Gottlieb Steen & Hamilton LLP, Main Tower / Neue Mainzer Str. 52, 60311 Frankfurt, or at such place as agreed between the Parties, and the following events (herein “Closing Events”) shall take place simultaneously (Zug-um-Zug), unless a Closing Event has been waived by the Party for the sole benefit of which such Closing Event is to take place:

8.2.1	Payment by Purchaser of the Base Price into Seller’s Bank Account;

8.2.2	Payment by Purchaser of the Equity Commitment into SEAS KG’s Company Account, execution of the application for filing the increase of the registered limited partnership interest (Haftsumme) in SEAS KG as described in Section 6.1 with the competent commercial register, and execution of the Loan Commitment as attached as Exhibit 6,1;

8.2.3	Execution by Seller and the relevant SEAS Sellers and the relevant Designated Transferee(s) of the respective Local SPAs;

8.2.4	Delivery by Seller of resignation letters signed by the representatives of Seller and SEAS Sellers incumbent on supervisory, advisory or other boards of the Companies as identified in Exhibit 8.2.4, such resignations becoming effective as of the earliest legally possible withdrawal date;

8.2.5	Execution by Seller, SEAS GmbH, Siemens Austria, Siemens Austria GmbH and the respective Designated Transferee(s) of (i) applications to the commercial registers of SEAS KG and SEAS Austria KG, respectively, to have the respective Designated Transferee(s) registered as limited partner(s) (Kommanditist) of SEAS KG and SEAS Austria KG and (ii) irrevocable instructions to the acting notary by Seller, SEAS GmbH, Siemens Austria, Siemens Austria GmbH and such Designated Transferee(s) to file such applications with the commercial registers of SEAS KG and SEAS Austria KG, respectively;

8.2.6	Delivery by Purchaser of the Bank Guarantee (according to Section 16.1 below) to Seller;

8.2.7	Delivery by Purchaser of the Security Deeds (according to Section 15.1.3 below) to Seller;

8.2.8	Delivery by Purchaser of the executed Letter of Support according to Section 16.2 below;

8.2.9	Execution of the Trademark License Agreement essentially in the form attached as Exhibit 8.2.9;

8.2.10	Execution of binding and irrevocable documents to rename the Companies, the scope and contents of which shall be negotiated in good faith and agreed by the Parties prior to Closing;

8.2.11	In the event that, prior to Closing, the Hong Kong Stock Exchange has issued a ruling pursuant to which the Transaction may be consummated on the basis of a written approval of Purchaser’s majority shareholder, delivery of the duly executed written shareholder approval in the form attached as Exhibit 8.2.11;

8.2.12	Adoption of a shareholders’ resolution by Seller and SEAS GmbH in their capacity as the shareholders of SEAS KG on the Seller Fund payable by Seller in accordance with Section 6.2 (as the case may be, reduced by the Positive Adjustment Amount to the extent attributable to SEAS KG) to be made as a contribution into SEAS KG;

8.2.13	Execution of a closing protocol by Seller and Purchaser confirming the due fulfillment or waiver, as the case may be, of all Closing Conditions and the due performance or waiver, as the case may be, of all Closing Events (herein “Closing Protocol”).

8.3	The Closing Events shall be deemed to take place simultaneously and no Closing Event, delivery or execution shall be deemed to have been completed until all Closing Events have been completed (or waived, as the case may be) and the Closing Protocol has been signed. For the avoidance of doubt, the registration of the respective Designated Transferee(s) as limited partner(s) of SEAS KG and SEAS Austria KG with the commercial register of SEAS KG and SEAS Austria KG shall not be considered a Closing Event and shall not affect Closing.

Section 9 – Seller’s Guarantees

9.1

Seller hereby guarantees, subject to the limitations contained in this Agreement, in particular the remedies set out in Section 11 below, the Time Limitations (as defined in Section 13.1 below), the exclusion of De Minimis Claims (as defined in Section 13.3 below), the Basket (as defined in Section 13.3 below) and the Liability Cap for Seller’s Guarantees (as defined in Section 13.4 below), by way of an independent guarantee (selbständiges Garantieversprechen) pursuant to Section 311 (1) German Civil Code that the statements set forth in Section 9.1 (herein collectively “Seller’s Guarantees”) are true and correct as of the Signing Date or as of any other date explicitly referred to below. Seller and Purchaser agree and explicitly confirm that the Seller’s Guarantees shall neither be qualified and construed as quality guarantees concerning the object of the purchase (Garantien für die Beschaffenheit der Sache) within the meaning of Sections 443, 444 German Civil Code nor as agreements regarding the quality of the object of the purchase (Beschaffenheitsvereinbarungen) within the meaning of Section 434 (1) sentence 1 German Civil Code.

9.1.1	Enforceability, Authority and Existence of the Companies. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute this Agreement and to perform its obligations under this Agreement, which actions have been duly authorized and approved by all necessary corporate action of Seller. As of the Signing Date and the Closing Date, each of the Companies is duly incorporated and validly existing under the laws of its jurisdiction and has all requisite corporate power and authority to own its respective assets. As of the Closing Date, the Local SPAs constitute the legal, valid and binding obligations of the respective SEAS Sellers, enforceable against such SEAS Sellers in accordance with their terms.

9.1.2	Ownership of the Shares. As per the Closing Date, (i) the Shares are owned by Seller and/or SEAS Sellers, and (ii) Seller or the relevant SEAS Seller is the sole and unrestricted (except for restrictions contained in the corporate documents of the respective Company or applicable law) owner of the Shares sold by it. As of the Closing Date, the Shares (i) have been duly authorized and validly issued, and (ii) have not been pledged, assigned, charged or used as a security to or by a third party and are free and clear of any other third party rights, and there are no pre-emptive rights, voting arrangements or other rights of third parties to acquire any of the Shares. As of the Closing Date, there are no pending applications for registration and/or resolutions of any corporate body requiring such registration which have been passed but not yet registered, other than those to facilitate the Transaction.

9.1.3	Majority Participations, Equity Interests. As per the Closing Date the Companies have no majority participations and do not hold any equity interest in another legal entity other than a Company.

9.1.4	Bankruptcy or Judicial Composition Proceedings. As per the Closing Date no bankruptcy or judicial composition proceedings concerning any Company are pending or have been applied for nor, to the Best Knowledge of Seller, do any reasons exist that would require such proceedings. For the avoidance of doubt, the termination and settlement of any agreements between Seller and/or Seller’s Affiliates in connection with the transfer of the Shares from Seller and the SEAS Sellers to any Designated Transferees shall not be deemed to constitute a reason that would require such proceedings.

9.1.5	Enterprise Agreements. As per the Closing Date the Companies are not party to any enterprise agreements with any entity within the meaning of Sections 291 and 292 German Stock Corporation Act or comparable profit sharing or transfer agreements or any such arrangements under the laws of other jurisdictions.

9.1.6	Collective Labor Agreements. Exhibit 9.1.6 contains a true and complete list of all material collective labor agreements (i.e., Betriebsvereinbarungen, Tarifverträge or agreements of a similar nature under foreign jurisdictions) which are entered into between, or otherwise binding on, (i) SEAS KG and a group of employees or a representative body of employees of SEAS KG or (ii), to the Best Knowledge of Seller, any other Company and a group of employees or a representative body of employees of such Company, which exclude or restrict the right of SEAS KG or such other Company to terminate employment agreements for operational reasons (betriebsbedingte Kündigungen), or require SEAS KG or such other Company to pay a severance or similar financial compensation upon a termination of employment.

9.1.7	Key Employees. To the Best Knowledge of Seller, the employment agreements with the individuals listed in Exhibit 9.1.7 are in full force and effect and have not been terminated.

9.1.8	Governmental Approvals and Compliance with Laws. To the Best Knowledge of Seller, the Companies hold all governmental approvals which are necessary to operate the Business in substantially the same fashion or manner as currently conducted. To the Best Knowledge of Seller, (i) each Company has complied in all material respects with the compliance program of Seller, and (ii) no compliance proceedings or investigations by any governmental authority exist, the outcome of which would have a material impact on the operation of the Business in substantially the same fashion or manner as currently conducted.

9.1.9	Financial Statements. The audited combined financial statements of the Companies as of, and for the financial year ending on, 30 September 2009, comprising a combined balance sheet, a combined statement of income, a combined statement of income and expense recognized in equity, a combined statement of cash flow and combined changes in equity and notes, (i) were prepared in accordance with IFRS, (ii) were certified by an audit opinion by Ernst & Young GmbH Wirtschaftsprufüngsgesellschaft, Stuttgart, dated 15 June 2010, such audit opinion being attached for documentation purposes as Exhibit 9.1.9 and (iii) present, based on the facts known (a) at the aforementioned balance sheet date (Bilanzstichtag) and (b) at the time of their preparation a true and fair view (ein den tatsächlichen Verhältnissen entsprechendes Bild) of the assets, liabilities and earnings situation of the Companies.

9.1.10	Assets/Unrelated Liabilities. To the Best Knowledge of Seller, the Companies have good and valid title to, or a valid leasehold interest in, or a license or right to use, all material tangible property and tangible assets necessary to operate the Business substantially in the same fashion or manner as currently conducted. To the Best Knowledge of Seller, the Companies are not exposed to any liabilities commercially unrelated to the Business that were (i) transferred by Seller or Seller’s Affiliates to any of the Companies, or (ii) otherwise incurred or assumed by any of the Companies in connection with the Carve-out Agreements.

9.1.11	Intellectual Property. “Intellectual Property” shall mean (i) all patents and utility models, (ii) all material trademarks, trade names, service marks and copyrights, (iii) all internet uniform resource locator and domain name registrations, (iv) all applications (whether or not already published) for any of the foregoing, and (v) all trade secrets, proprietary information, databases data, technology and know-how (including all inventions that have not yet been the subject of any patent application or utility model application), in each case relating to the Business and owned and/or used by, or licensed to, any Company in any jurisdiction. Exhibit 9.1.11 sets forth an accurate and complete list of all registered Intellectual Property owned by any of the Companies including, as applicable, the jurisdiction, application, issuance and/or registration number(s) and associated date(s), title and status, thereof.

(i)	To the Best Knowledge of Seller, each Company has paid all annuities and renewal fees due in order to maintain the registered Intellectual Property owned by such Company except in all cases where a lapse date was included in Exhibit 9.1.11. To the Best Knowledge of Seller, Exhibit 9.1.11 sets forth an accurate and complete list of annuities and renewal fee due dates for registered Intellectual Property owned by the Companies.

(ii)	Except as disclosed on Exhibit 9.1.11 (ii), no registered Intellectual Property owned by any Company is subject to any court decision restricting or impairing, nor is there any court proceeding or opposition or nullity action pending, that could restrict and/or impair the use, licensing, exercise, practice and/or other exploitation thereof by any of the Companies.

(iii)	To the Best Knowledge of Seller, none of the Companies has, except as disclosed on Exhibit 9.1.11 (iii), received after 31 December 2008 and prior to the Signing Date any written notice or claim (a) challenging the ownership of such Company in, or the validity or enforceability of, any of the Intellectual Property owned by Seller, any SEAS Seller or any Company, (b) alleging or asserting that any of the registered Intellectual Property owned by any Company is owned by a third party or is invalid or unenforceable, or (c) alleging or asserting that the conduct of the Business by any Company or the use by any Company of the registered Intellectual Property has infringed any third party intellectual property rights.

(iv)	All Intellectual Property that is material to the operation of the Business and had at the completion date of the respective Carve-out Agreement been owned by Seller and/or such of its Affiliates being the asset sellers under the Carve-out Agreements has been transferred or licensed to SEAS KG and/or other Companies. All Intellectual Property, to the extent it was to be transferred under the Carve-out Agreements has been transferred by Seller or Seller’s Affiliates to a Company pursuant to and in accordance with the Carve-out Agreements. All Intellectual Property licenses granted by Seller or Seller’s Affiliates to any Company under the Carve-out Agreements are valid and in full force and effect

9.1.12	No Real Property. No Company owns, co-owns or holds any right in rem in respect of any real property (including land and buildings).

9.1.13	No Litigation. To the Best Knowledge of Seller and with the exception of any Intellectual Property related matter, no Company is as a defending party involved in any court proceedings (including arbitration proceedings) with an amount in dispute (Streitwert) exceeding EUR 750,000.00 (in words: Euro seven hundred fifty thousand) and, to the Best Knowledge of Seller, no such proceedings have been threatened in writing.

9.1.14	Disclosure. To the Best Knowledge of Seller, Seller has disclosed to Purchaser all relevant information relating to the Companies that would have a material impact on the operation of the Business substantially in the same fashion and manner as currently conducted (“Material Information”). For the avoidance of doubt, Seller does not guarantee whether any assumptions, projections or expectations implied or expressly stated for future periods in any document, meeting or other in formation, in particular in any financial information, are realistic or achievable. The term Material Information shall not include information on Tax or Intellectual Property.

9.1.15	Environmental Issues. The Companies are not involved in any administrative proceeding of any governmental authority that is based on pollutants, contaminants or hazardous substances in or on the soil, in buildings, in the air, in the surface or in the groundwater either at the sites operated by any of the Companies or arising from operations conducted at those sites, pursuant to any applicable law, statute, or regulation. To the Best Knowledge of Seller, no such proceedings have been threatened in writing by any governmental authority.

9.1.16	EDB Grant. To the Best Knowledge of Seller, SEAS Singapore has complied with the terms and conditions specified in the grant approval letters dated 29 December 2003 and attached as Exhibit 9.1.16 by the Economic Development Board (EDB) to SEAS Singapore.

9.2	All Exhibits referred to in Section 9.1 above are collectively referred to as the “Disclosure Schedules”. The Parties agree that

9.2.1	any disclosure in any Disclosure Schedule shall be deemed to be disclosed for each Seller’s Guarantee contained in Section 9.1 above;

9.2.2	the transactions, contracts or agreements specifically provided for, or referred to, in this Agreement shall be deemed disclosed for all purposes hereunder and shall in no event be deemed to cause the incorrectness of any Seller’s Guarantee; and

9.2.3	if any disclosure of events or documents made in the Disclosure Schedules is below any materiality threshold provided for such disclosure requirement, or contains additional information, such disclosure shall not be used to construe the extent of the required disclosure (including any standard of materiality) pursuant to the relevant Seller’s Guarantee.

9.3	“Best Knowledge” of Seller shall mean the knowledge (positive Kenntnis) of the persons set forth in Exhibit 9.3-1 in relation to the Seller’s Guarantees after having made one reasonable enquiry with the persons set forth in Exhibit 9.3-2 no earlier than five (5) Business Days prior to the Signing Date, or such knowledge the persons set forth in Exhibit 9.3-1 would have had, if such enquiry had been made.

Section 10 – Seller’s Covenants

10.1	Seller shall procure (sicherstellen) that between the Signing Date and the Closing Date none of the following events occur or are agreed without the prior written consent of Purchaser except for those actions specifically provided for in other Sections of this Agreement which shall not constitute a breach of the following covenants:

10.1.1	any payment or declaration of dividend or any other distribution unrelated to services, rental, supply or similar exchange-oriented agreements by any of the Companies to Seller or any Seller’s Affiliate;

10.1.2	the change or the amendment of articles of association of any of the Companies;

10.1.3	the injection or contribution of cash or any other payment to any of the Companies that is unrelated to services, rental or supply or similar exchange-oriented agreements, the increase or decrease of registered capital of any of the Companies, including the creation of authorized capital (genehmigtes Kapital) and contingent capital (bedingtes Kapital);

10.1.4	the issuance of, or authorization to issue, new shares (whether common or preferred shares) or other securities in any of the Companies including without limitation the issuance or creation of convertible bonds, dividend bonds or participation rights, options, warrants, conversion rights, purchase rights, pre-emption rights, stock appreciation rights or phantom stock with regard to equity interests in any Company;

10.1.5	the re-purchase (Erwerb eigener Anteile) or redemption (Einziehung) of shares in any of the Companies;

10.1.6	the adoption of domination, profit and loss transfer or any other corporate agreements in the meaning of Sections 291 and 292 German Stock Corporation Act or similar foreign statutes;

10.1.7	the merger, split-off, conversion or any other restructuring of any of the Companies under the German Conversion Act or similar foreign statutes;

10.1.8	the dissolution of any of the Companies;

10.1.9	the termination of any Surviving Intra-Group Arrangement, as defined in Section 15.2.1; and

10.1.10	the purchase or acquisition of any real property (including land and buildings) by any of the Companies.

10.2	Furthermore, for the period between the Signing Date and the Closing Date, Seller shall, to the extent legally permissible, use reasonable efforts that the Companies continue to operate the Business substantially consistent with past practice. Except as set forth in other Sections of this Agreement or Exhibit 10.2, for the period between the Signing Date and the Closing Date, Seller shall, to the extent legally permissible, use reasonable efforts that each of the Companies shall not, except with the prior consent of Purchaser (which shall not be unreasonably withheld and shall be deemed to be granted if delayed for more than two (2) Business Days):

10.2.1	make any material capital expenditure (i.e., exceeding an amount of EUR 750,000.00 (in words: Euro seven hundred fifty thousand) or commitment therefor except for measures described in the business plan or due to legally binding obligations entered into in the ordinary course of business that are in existence on the Signing Date;

10.2.2	incur any incremental (zusätzliche) liability for borrowed money in excess of EUR 750,000.00 (in words: Euro seven hundred fifty thousand) in the individual case or to issue any guarantee for obligations or liabilities of any third party (other than a Company), in each case excluding (i) liabilities for borrowed money or guarantees towards any other Company, (ii) liabilities for borrowed money or guarantees described in the business plan or (iii) liabilities being part of the stand-alone treasury concept;

10.2.3	grant any increase in wages, salaries, bonus or other remuneration of any directors or employees other than increases (i) which are provided by collective bargaining agreements (Tarifverträge) or references to such bargaining agreements in the individual employment contracts or (ii) to the extent collective bargaining agreements do not apply (ÜTKreis/Senior Management), which are granted in the ordinary course of business consistent with past practice;

10.2.4	cancel or waive any claims or rights with an individual market value in excess of EUR 750,000.00 (in words: Euro seven hundred fifty thousand) or settle (vergleichen) any pending court or administrative proceedings, including arbitration proceedings, with a litigation value (Streitwert) in excess of EUR 750,000.00 (in words: Euro seven hundred fifty thousand). The parties agree that the prior consent of Purchaser shall not be required for a settlement of claims of BSW Gesellschaft für Produktion und Vertrieb mbH in Insolvent, provided that such settlement does not exceed the accounting provisions in place for such case; or

10.2.5	agree, on a legal obligation (rechtliche Verpflichtung eingehen), to do any of the foregoing.

10.3	Purchaser hereby acknowledges and agrees that nothing in this Section 10 shall limit or restrict Seller, any of Seller’s Affiliates or any of the Companies to take any and all actions contemplated in other Sections of this Agreement or reasonably necessary and appropriate in connection with, or relating to, the measures required to separate the Companies from the Seller’s group as described in Exhibit 10.3 and inter alia set forth in Section 15.

10.4	Seller shall notify Purchaser of any circumstance that renders any representation of Seller’s Guarantees inaccurate (or would render any such representation inaccurate, if such representation had also been given as of the Closing Date). The notification shall be given as soon as possible but no later than ten (10) Business Days after the persons set forth in Exhibit 9.3-1 have become aware of such information. Seller shall, and shall procure (sicherstellen) that Seller’s Affiliates shall, make reasonable efforts to prevent that circumstances as described in the first sentence of this Section 10.4 occur. For the avoidance of doubt, Purchaser’s claims for a Breach of Seller’s Guarantees shall not be excluded due to Purchaser becoming aware of any event or development notified by Seller pursuant to this Section 10.4.

10.5	In light of Section 16(1) German Limited Liability Company Act, Seller undertakes to reasonably cooperate with the respective Designated Transferee during the period as from Closing until the inclusion of the restated shareholders’ list of SEAS GmbH in the electronic file of the competent commercial register to enable the respective Designated Transferee to exercise its shareholder rights in SEAS GmbH as from the Closing.

10.6	During the time until and including the Closing Date, Seller shall procure that SEAS Singapore complies with the terms and conditions specified in any grant approval letters by the Economic Development Board (EDB) Singapore to SEAS Singapore. In particular, SEAS Singapore shall not shift the production of the D-series machines from Singapore to another country.

10.7	The covenants of Seller contained in this Section 10 shall herein be referred to as “Seller’s Covenants”.

Section 11 – Remedies

11.1	In the event of any breach or non-fulfillment by Seller of any of Seller’s Guarantees or Seller’s Covenants (“Breach”) contained in this Agreement (herein “Purchaser Claim”), Seller shall have the right to cure such Breach within a reasonable time period. In case Seller is not willing or able to cure such Breach within the foregoing period, Seller shall be liable for putting Purchaser, or, at the election of Purchaser, the respective Company into the same position that it would have been in if the Seller’s Guarantees or Seller’s Covenants had been correct or had not been breached (Naturalrestitution). For purposes of determining the liability of Seller, the rules of Sections 249 et seq. German Civil Code shall apply subject to the following:

11.1.1	Seller shall only be liable for any lost profits (entgangener Gewinn) (a) to the extent such lost profits are not realized through a sale of shares in any of the Companies, and (b) limited to the amount by which the combined or consolidated EBITDA (as determined in accordance with the methodology set forth in Exhibit 11.1.1) of the group of Companies for the financial year during which the damage materializes falls short of EUR 0.00 (in words: Euro zero); and

11.1.2	Seller shall not be liable for (i) any potential or actual reduction (Minderung) in value of the Companies beyond the actual damage incurred and any loss of goodwill or reputational damage, (ii) any consequential damages (Folgeschäden) to the extent not attributable to Seller under the German Civil Code, (iii) any frustrated expenses (vergebliche Aufwendungen) to the extent not collectable as damages under the German Civil Code, and (iv) any internal costs and expenses (i.e., administrative costs for the calculation of damages and the assertion of a Purchaser’s Claim) incurred by the Companies.

All relevant damages or losses shall be calculated on a Euro-for-Euro basis without any double-counting (herein “Losses”).

11.2	If and to the extent compensation for damages will be paid to any of the Companies, such payments shall, to the extent legally permissible, be construed and deemed as contributions (Einlagen) made by the respective Designated Transferee into the respective Company and shall be treated as a reduction of the Purchase Price as between the Parties.

11.3	In the event that after the Closing Date, Purchaser, any of the Companies or any of the Designated Transferees becomes aware of any circumstances that may give rise to a Purchaser Claim, Purchaser will within a period of six (6) weeks give Seller written notice of such circumstances and the alleged breach or non-fulfillment of the respective Seller’s Guarantee or Seller’s Covenants with such notice stating the nature thereof and the amount involved to the extent that such amount has been determined at the time when such notice is given. Without prejudice to the validity of the alleged Purchaser Claim or alleged claim in question, to the extent legally permissible Purchaser shall allow, and shall cause the Companies to allow, Seller and its professional advisors to investigate the matter and whether and to what extent any amount is payable in respect of such Purchaser Claim and, for such purpose, Purchaser shall and shall procure (sicherstellen) that the Designated Transferees shall give and shall cause the Companies to give such information and assistance, including access (to the extent reasonable for such purpose and within normal business hours) to the Companies’ premises, personnel and advisors and including the right to examine and copy or photograph any assets, accounts, documents and records. Seller or its advisers shall not be entitled to access any information which is unrelated to the Purchaser Claim. In case any business secrets are involved, Seller herewith undertakes to treat the respective information confidential as set forth in Section 17.2.

11.4	Seller shall not be liable for, and Purchaser shall not be entitled to bring, any Purchaser Claim if and to the extent that:

11.4.1	the matter to which the Purchaser Claim relates has been taken into account in (i) the Combined Financial Statements of the Companies as of, and for the fiscal year ending on, 30 September 2009, by way of a provision (Rückstellung) reasonably associated with the matter in question, liability (Verbindlichkeit), exceptional depreciation (außerplanmäßige Abschreibung) or depreciation to reflect lower market values (Abschreibung auf den niedrigeren beizulegenden Wert) or (ii) the determination of the Purchase Price in accordance with Section 4.1;

11.4.2	the amount of the Purchaser Claim is recovered from a third party or constitutes a valid recovery claim under an insurance policy in force on the Closing Date;

11.4.3	the payment or settlement of any item giving rise to a Purchaser Claim results in a tax saving to the Companies or the Purchaser (after taking into account the tax effect of the Purchaser Claim);

11.4.4	Purchaser, a Designated Transferee or any of the Companies has participated in causing (mitverursacht) such Purchaser Claim within the meaning of Section 254 (1) German Civil Code or has failed to comply with its duty to mitigate damages pursuant to Section 254 (2) German Civil Code;

11.4.5	the matter to which the Purchaser Claim relates was known by Purchaser, a Designated Transferee or their representatives and professional advisors as of the Signing Date; without limiting the generality of the foregoing, Purchaser and any and all Designated Transferees shall be deemed to have knowledge of all matters disclosed in:

(i)	any information received by Purchaser or Designated Transferees in text form (Textform) within the meaning of Section 126b German Civil Code in connection with the Transaction, in particular (i) any presentation materials delivered to the representatives of Purchaser, a Designated Transferee or their representatives and professional advisors at any management presentation or expert meeting and (ii) any answers given by Seller or its representatives and professional advisors to any questions raised by Purchaser, the Designated Transferees, representatives, officers, employees or professional advisors;

(ii)	the documents and information contained in the data room, provided that the disclosure of information relevant for a Breach is reasonably apparent (erkennbar) and fairly disclosed in the data room (e.g., consistent with the systematic approach of the data room); three electronic copies of the data room will be set aside and one will be preserved by the acting notary for a period of five (5) years after the Closing Date in accordance with a joint instruction letter attached hereto as Exhibit 11.4.5 (ii); or

(iii)	the Disclosure Schedules or elsewhere in this Agreement;

11.4.6	the Purchaser Claim results from, or is increased by, the passing of, or any change in, after the Closing Date, any law, statute, ordinance, rule, regulation, common law rule or administrative practice of any government, governmental department, agency or regulatory body; or

11.4.7	the procedures set forth in Section 11.3 Sentence 1 above or Section 11.7 below were not observed by Purchaser, a Designated Transferee or any of the Companies, unless Purchaser can show that such non-compliance with the provisions of Section 11.7 did not cause or aggravate the damage to which the Purchaser Claim relates.

11.5	When calculating the amount of the liability of Seller under this Agreement, any advantages in connection with the relevant matter shall be taken into account in accordance with the rules of the German civil law (Vorteilsausgleich) and Seller shall not be liable under this Agreement for any losses suffered by Purchaser, a Designated Transferee or a Company to the extent of any corresponding savings by, or net benefit to, the Purchaser arising therefrom to the extent the German civil law allows for a reduction of a damage claim by such savings or benefits.

11.6	To the extent that Seller compensates Purchaser under any Purchaser Claim, all underlying claims Purchaser or any Company may have against any third party in connection with the event underlying such Purchaser Claim shall be assigned to Seller. In the event that an assignment of such claims is not possible or permissible for whatever reason, Purchaser shall, upon Seller’s request, put Seller economically in a position as if such an assignment had been effected.

11.7	If (i) an order of any governmental authority (Behörde) is issued or threatened to be issued against Purchaser a Designated Transferee or any of the Companies or (ii) any of the Companies or Purchaser or any of the Designated Transferees is sued or threatened to be sued by a third party, including without limitation any governmental authority (herein “Third Party Claim”), in each case in a manner which may give rise to a Purchaser Claim, Purchaser shall give Seller notice of such Third Party Claim without undue delay and the following principles shall apply:

11.7.1	Purchaser shall, to the extent legally permissible, procure (sicherstellen) that Seller shall without undue delay be provided with the materials and information required to assess the Third Party Claim and shall be given reasonable opportunity to comment or discuss with Purchaser any measures proposed to be taken or to be omitted in connection with such Third Party Claim. In particular, Seller shall be given an opportunity to comment on, participate in, and review any reports and all relevant audits or other measures and shall receive copies of all relevant orders (Bescheide) of any authority without undue delay (unverzüglich), but, if possible, at least ten (10) days prior to the expiry of any relevant objection period (Einspruchs- oder Widerspruchsfrist).

11.7.2	No admission of liability shall be made by or on behalf of Purchaser or the Companies and the Third Party Claim shall not be compromised, disposed of or settled without the prior written consent of Seller.

11.7.3	Seller agrees that all information obtained under this Section 11.7 shall be treated as Confidential Information (as defined in Section 17.2 below) pursuant to Section 17.2 below.

11.7.4	To the extent that Seller is in breach of a Seller’s Guarantee or a Seller’s Covenant, all costs and expenses incurred by Seller in defending such Third Party Claim shall be borne by Seller; if and to the extent it turns out that Seller was not in breach, any costs and expenses reasonably incurred by Seller in connection with the defense shall be borne by Purchaser.

Section 12.11 below operates as lex specialis.

11.8	Purchaser hereby acknowledges that Purchaser and its respective representatives and professional advisors were (i) permitted to conduct a due diligence and (ii) granted access to the information reasonably requested by Purchaser or its respective representatives and professional advisors. Based on such due diligence Purchaser confirms that Purchaser is on the Signing Date not aware of any facts or circumstances that could give rise to a Purchaser Claim.

Section 12 – Tax Indemnity

12.1	“Tax” or “Taxes” shall mean:

12.1.1	with respect to Germany, any taxes within the meaning of Section 3 German Tax Code (Abgabenordnung – AO) (Steuern und steuerliche Nebenleistungen) as well as social security contributions and similar duties;

12.1.2	with respect to other jurisdictions, any federal, state, local income, gross receipts, license, payroll, employment, excise, severance, stamp, environmental (includes taxes under IRC section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), real property, personal property, sales, use, transfer, registration, value added, alternative, or add-on minimum, or other tax of any kind whatsoever and such other charges, fees, duties, or assessments that are imposed by a governmental authority (this means the government of any country or state, province or political subdivision thereof, any city or any entity, body or authority, including social security agencies), including without limitations, contributions to social security agencies;

12.1.3	any penalties, fines, interests on any of the items under Sections 12.1.1 and 12.1.2 above; and

12.1.4	any of the aforementioned listed payments imposed on Purchaser or a Company as a secondary liability (Haftungsschuld),

but excluding, in any case, for the avoidance of doubt, deferred taxes and/or notional tax losses (such as reductions of loss carry forwards or future depreciation).

12.2	From and after the Closing Date, Seller hereby undertakes to pay to Purchaser, or at the election of Purchaser to the respective Companies or respective Designated Transferees, such amount as is necessary to indemnify the Companies from and against

(i)	any and all Taxes imposed on the Companies relating to (x) any taxable period (Veranlagungszeitraum) ending on or before the Closing Date, (y) with respect to taxable periods beginning before and ending after the Closing Date, that portion of such taxable period ending on the Closing Date (such periods under (x) and (y) above together herein “Seller Period”),

(ii)	any German trade tax (Gewerbesteuer) imposed on SEAS KG as a result of the sale and transfer of the SEAS KG Limited Partnership Interest to Purchaser or a Designated Transferee, as the case may be, under this Agreement,

(iii)	any Taxes that are imposed on SEAS KG, SEAS Austria KG, SEAS USA, Purchaser or on a Designated Transferee, as the case may be, for taxable periods ending after the Closing Date due to any legally required reduction of the value at which the pension accruals (Pensionsrückstellungen) are recorded immediately after the sale and transfer of SEAS KG Limited Partnership Interest, the SEAS Austria KG Limited Partnership Interest and/or the SEAS USA Interest to the value pursuant to Section 6a of the German Income Tax Act (Einkommensteuergesetz, EStG) or the relevant tax value under the laws of Austria or the United States,

(iv)	any Step Down Taxes (as defined hereinafter), “Step Down Taxes” shall mean the difference between (x) any Taxes imposed on SEAS KG, SEAS Austria KG, SEAS USA, Purchaser or a Designated Transferee (or any legal successor thereof) relating to the taxable periods up to seven (7) years from Closing and (y) the Taxes which would have been imposed on any of these subjects within this same period if Purchaser or a Designated Transferee had paid for the SEAS KG Limited Partnership Interest, the SEAS Austria KG Limited Partnership Interest and/or the SEAS USA Interest a purchase price in an amount not triggering a step down of the tax book values (steuerliche Buchwerte) of SEAS KG’s, SEAS Austria KG’s or SEAS USA’s assets as at Closing and a step up or recognition of liabilities or accruals as at Closing had not occurred and the payment of the CTA Pension Amount (as defined in Section 4.2 of Exhibit 15.5 to this Agreement) or the Seller Fund (if applicable, after reduction as defined in Section 6.2 of this Agreement) by Seller to SEAS KG had been treated for tax purposes as a contribution (Einlage) by Seller prior to or at Closing,

(collectively herein “Tax Indemnification Claim”). If a payment under this Section 12.2 relates to Taxes imposed on SEAS KG, Seller shall make the payment to SEAS KG on behalf and on account of Purchaser. Purchaser shall not be entitled to bring any Tax Indemnification Claim if and to the extent

12.2.1	Taxes imposed were paid by the Companies prior to the Closing Date;

12.2.2	Purchaser, any of the Companies or any of the Designated Transferees has received or may be expected to receive any benefits in respect of Taxes relating to taxable periods commencing after the Closing Date, including (without limitation) benefits resulting from the lengthening of any amortization or depreciation periods, higher depreciation allowances, a step-up in the Tax basis of current or depreciable fixed assets, the non-recognition of liabilities or provisions (Phasenverschiebung) (herein collectively “Tax Benefits”) as the result of an adjustment or payment giving rise to a Tax Indemnification Claim. The amount of such Tax Benefit shall be determined on the basis of (a) the Tax rate applicable in the year in which the Tax Benefit arises in the relevant jurisdiction, (b) an equal distribution of the amount of the increase of the Tax basis that has not yet been reversed until the Closing Date over twenty-four (24) years in the case of pension provisions, five (5) years in the case of fixed assets and two (2) years in the case of current assets and other liabilities, (c) the likelihood that such Tax Benefit will actually result in a decrease of Taxes (it being agreed that the criteria for recognizing a deferred tax asset for any increase of loss carryforwards pursuant to the International Accounting Standard IAS 12 shall be relevant to determine whether the Tax Benefits may be taken into account) (d) an applied discount rate of five (5) percent per annum. For the avoidance of doubt, the Parties stipulate that (i) Tax Benefits shall not reduce a Tax Indemnification Claim that relates to any Step Down Taxes and (ii) Tax Benefits do not arise to the extent the Transaction constitutes a sale of assets (as opposed to shares) under the applicable tax law;

12.2.3	the amount of the Taxes is recovered or could have been recovered from a third party after the Closing Date;

12.2.4	the amount of the Taxes results from (i) any voluntary change in the accounting and taxation principles or practices of Purchaser, any of the Companies or any of Designated Transferees (including methods of submitting Tax returns) introduced after the Closing Date (but with retroactive effect to periods ending on or before the Closing Date), or (ii) any voluntary action (including the change in the exercise of any Tax election right, the termination of any Tax consolidation scheme, the approval or implementation of any reorganization measure or the sale of any asset) taken by Purchaser, any of the Companies or any of Designated Transferees after the Closing Date but with retroactive effect to periods ending on or before the Closing Date;

12.2.5	each Individual Tax Indemnification Claim, (as defined hereinafter) does not exceed EUR 10,000.00 (in words: Euro ten thousand), it being understood that Purchaser is entitled to bring the Individual Tax Indemnification Claim in the full amount if it exceeds this threshold. “Individual Tax Indemnification Claim” shall mean a claim for a specific kind of Tax (Steuerart) for a specific taxable period (Veranlagungszeitraum), it being understood that a surcharge on Taxes shall not constitute a specific kind of Tax and a specific kind of Tax does not give rise to several Individual Tax Indemnification Claims merely because it is imposed by several public bodies as a result of an apportionment (Zerlegung);

12.2.6	the aggregate Tax Indemnification Claim (composed of Individual Tax Indemnification Claims which exceed the threshold in Section 12.2.5 above, but excluding claims based on Sections 12.2 (iii) and (iv)) does not exceed EUR 100,000.00 (in words: Euro one hundred thousand), it being understood that Purchaser is entitled to bring the aggregate Tax Indemnification Claim in the full amount if it exceeds this threshold;

12.2.7	Purchaser violates any of the obligations set forth under Sections 12.9 through 12.11 and such violation has a material adverse effect on the ability of Seller to defend against such Taxes; Purchaser bears the burden of proof that such violation did not have such material adverse effect, if Purchaser or any of the Companies, as the case may be, upon written request of Seller, fail to respond on time after having been set reasonable response times by Seller with the information and, as the case may be, documentation requested by Seller or with a reasonable explanation why the request could not timely be addressed;

12.2.8	the Tax Indemnification Claim relates to Taxes which are to be borne by Purchaser pursuant to this Agreement;

12.2.9	the Tax Indemnification Claim is based

(i)	on Section 12.2 (iii) on Pensionsrückstellungen, or

(ii)	on Section 12.2 (iv) on Step Down Taxes,

and the aggregate amount of Tax Indemnification Claims under (i) and (ii) exceeds an amount of EUR 22,000,000.00 (in words: Euro twenty-two million); or

12.2.10	the Tax Indemnification Claim relates to Taxes that were included in the Net Working Capital and have reduced the Purchase Price paid by the Purchaser pursuant to Section 4 (it being agreed that vice versa claims for refunds of Taxes included in the Net Working Capital that have increased the Purchase Price payable by the Purchaser shall lead to a Tax Indemnification Claim against Seller when such claims cannot be realized).

12.3	Any Tax Indemnification Claim shall become due and payable on the later of (i) twenty (20) Business Days following written notice by Purchaser (which notice shall include a copy of the relevant Tax assessment; in case of Section 12.2 (iv), the notice shall include all documentation and calculations necessary to understand the Seller’s calculation of the Step Down Taxes, separated into all relevant Taxes and tax years, it being understood that Tax Indemnification Claims under Section 12.2 (iv) can be brought separately for each year of the seven year period) that payment to the competent Tax authority of an amount of Taxes which result in a Tax Indemnification Claim is payable, and (ii) two (2) Business Days before such Taxes are due to the competent Tax authority. In case the assessment by a competent Tax authority of any Taxes which would allow Purchaser to bring a Tax Indemnification Claim is contested and

12.3.1	if and to the extent the competent Tax Authority has granted relief from paying the assessed Taxes, payment of such Taxes to the competent Tax authority shall be considered due no earlier than the date a final and non-appealable determination to such effect is rendered by the competent Tax authority or a court of competent jurisdiction; or

12.3.2	if and to the extent the competent Tax Authority has not granted relief (or revokes previously granted relief) from paying the assessed Taxes, Seller shall make an advance indemnification payment to Purchaser in accordance with Section 12.3 above (herein “Advance Tax Indemnification Payment”) and, upon a final and non-appealable determination with respect to such Taxes being rendered by the competent Tax authority or a court of competent jurisdiction,

(i)	if the final amount of the Tax Indemnification Claim is lower than the amount of the Advance Tax Indemnification Payment, the balance of the amount of the Advance Tax Indemnification Payment, including all interest received thereon, and the final amount of the Tax Indemnification Claim shall be reimbursed by Purchaser within five (5) Business Days of such reimbursement; or

(ii)	if the final amount of the Tax Indemnification Claim is higher than the amount of the Advance Tax Indemnification Payment, the balance of the final amount of the Tax Indemnification Claim and the amount of the Advance Tax Indemnification Payment shall be paid by Seller in accordance with Section 12.3 above.

12.4	Purchaser shall pay to Seller any refunds of Taxes relating to the Business and received by Purchaser, any of the Companies or any of Designated Transferees by receipt of cash payment, set-off, deduction or otherwise, which relate to any Seller Periods (herein “Tax Refunds”), except where the respective claims for Tax Refunds (i) are shown in the Effective Date Accounts or (ii) have been taken into account when calculating the Purchase Price. Purchaser shall notify Seller in writing and without undue delay of any relevant decision by the Tax authority resulting in a Tax Refund or about any Tax Refund actually received by Purchaser or a Company. Any amount payable to Seller pursuant to this Section 12.4 shall be due and payable within five (5) Business Days after receipt of the Tax Refund.

12.4.1	Seller shall not be entitled to claim any Tax Refunds if and to the extent Purchaser, any of the Companies or any of the Designated Transferees suffer any disadvantage in respect of Taxes relating to taxable periods commencing after the Closing Date, including (without limitation) disadvantages resulting from the shortening of any amortization or depreciation periods, lower depreciation allowances, a step-down in the Tax basis of current or depreciable fixed assets or due to the non-recognition of business expenses (herein collectively “Tax Disadvantages”) as the result of an adjustment or payment giving rise to claim for a Tax Refund. The amount of such Tax Disadvantage shall be determined in accordance with the principles set out in Section 12.2.2 sentence 2;

12.4.2	Sections 12.2.5 and 12.2.6 shall apply mutatis mutandi to the claim under this Section 12.4.

12.5	If and to the extent the Tax basis of the Companies for periods ending on or before the Closing Date is increased after the Closing Date by the Tax authorities and such increase of the Tax basis does not result in an actual Tax payment of the Companies due to the fact (i) that Taxes on the Tax basis of the relevant Company are assessed directly against Seller or a Seller’s Affiliate due to the existence of a fiscal unity (Organschaft) or similar tax consolidation scheme or (ii) the increase of the Tax basis of the Company results in a reduction of a loss carry forward of Seller or a Seller’s Affiliate or a reduction of a loss carry forward attributed to Seller or a Seller’s Affiliate due to the existence of a fiscal unity or similar tax consolidation scheme, Purchaser shall compensate and indemnify Seller by way of payment of an amount calculated in accordance with the principles set out in Section 12.2.1 above for any Tax Benefits of Purchaser, Designated Transferees or the Companies in periods beginning after the Closing Date. Sections 12.2.5 and 12.2.6 shall apply mutatis mutandis.

12.6	If and to the extent the Tax basis of the Companies for periods ending on or before the Closing Date is decreased after the Closing Date by the Tax authorities and such decrease of the Tax basis does not result in an actual refund of Taxes to the Companies due to the fact (i) that Taxes on the Tax basis of the relevant Company are assessed directly against Seller or a Seller’s Affiliate due to the existence of a fiscal unity (Organschaft) or similar tax consolidation scheme or (ii) the decrease of the Tax basis of the Company results in an increase of a loss carry forward of Seller or a Seller’s Affiliate or an increase of a loss carry forward attributed to Seller or a Seller’s Affiliate due the existence of a fiscal unity or similar tax consolidation scheme, Seller shall compensate and indemnify Purchaser by way of payment of an amount calculated in accordance with the principles set out in Section 12.4.1 above for any Tax Disadvantages of Purchaser, Designated Transferees or the Companies in periods beginning after the Closing Date. Sections 12.2.5 and 12.2.6 shall apply mutatis mutandi.

12.7	Purchaser acknowledges that it shall be responsible for, and hereby undertakes to indemnify Seller and Seller’s Affiliates from and against any Taxes-owed by the Companies for which Purchaser is not being indemnified pursuant to Section 12.2 above. Without limiting the generality of the foregoing, Purchaser shall indemnify and hold harmless Seller and Seller’s Affiliates from and against any Taxes.

12.7.1	relating to periods after the Closing Date which are payable by Seller or any of Seller’s Affiliates for the account of the Companies or the Business, the calculation of such Taxes to be made in accordance with the applicable provisions of this Agreement, in particular Section 12.8 below;

12.7.2	which are payable by Seller or any of Seller’s Affiliates and result from (i) any voluntary change in the accounting and taxation principles or practices of the Companies (including methods of submitting Tax returns) introduced after the Closing Date but with retroactive effect to periods ending on or before the Closing Date, or (ii) any voluntary action taken by Purchaser, any Company or any Designated Transferee after the Closing Date but with retroactive effect to periods ending on or before the Closing Date, including (x) the change in the exercise of any Tax election right, (y) the termination of any Tax consolidation scheme, or (z) the voluntary approval or implementation of any reorganization measure. For the avoidance of doubt, the Parties stipulate that Purchaser, any Company of any Designated Transferee shall not (i) be bound by the methodology applied by Seller for the step down of assets in the Carve-out to allocate the purchase price for this Transaction or (ii) be prevented from applying the legally compliant transfer pricing policy of Purchaser after the Closing Date.

12.8	With respect to Taxes that are payable for a taxable period beginning before and ending after the Closing Date,

12.8.1	in the case of any Tax based upon, or measured by, income, sales, transfers, gross receipts, wages, capital expenditures, expenses or any similar Tax base (e.g., corporate income tax (Körperschaftsteuer) or trade tax), Seller’s liability for Taxes shall be limited to the amount that would be payable if the taxable period ended on the Closing Date; and

12.8.2	in the case of any other Tax, Seller’s liability for Taxes shall be limited to the amount of Taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of days of the portion of the taxable period ending on the Closing Date and the denominator of which is the number of days of the entire taxable period.

Any amounts attributable to business or accounting transactions (Geschäftsvorfälle) on or prior to the Closing Date shall be allocated to the portion of the taxable period ending on the Closing Date, and any amounts attributable to business or accounting transactions after the Closing Date shall be allocated to the portion of the taxable period beginning after the Closing Date. Any credit or refund resulting from an overpayment of Taxes shall be allocated pro rata based on the method described in this Section 12.8.

12.9	With respect to the filing of Tax returns, the following shall apply:

12.9.1	After the Closing Date, Purchaser shall file, and shall procure that the Companies file, all Tax returns relating to any Seller Period in due time as set forth in the applicable Tax laws and subject to the provisions in this Section 12. As far as legally permissible, Purchaser shall procure that no Tax returns of any of the Companies relating to any Seller Period (collectively herein “Seller Period Tax Returns”), will be filed, amended or changed by Purchaser or any of the Companies without the prior written consultation of Seller, it being understood that the terms of the Carve-out Agreements relating to Tax matters shall remain unaffected (and it being further understood that Purchaser shall use best efforts to allow sufficient time for the consultation process). Upon request of Seller, Seller shall be entitled to prepare, or have prepared by professional advisors of its choice and at its sole expense, any Seller Period Tax Returns with the consent of Purchaser, which shall not be unreasonably withheld. In respect of the circumstances referred to in Section 12.2 (iii), Purchaser shall procure that SEAS KG will not revalue the transferred pension accruals to the value pursuant to Section 6a German Income Tax Act without prior written consent of Seller, whereby such consent shall not unreasonably be withheld (it being understood that SEAS KG shall not be obligated to value the pension accruals for tax purposes at a higher value than the value pursuant to Section 6a German Income Tax Act in the first place).

12.9.2	In respect of such Companies which are subject to corporate income tax in the United States of America, Tax returns and any other declarations to be prepared for fiscal years (Geschäftsjahre) or Tax periods or portions thereof ending on or before the Closing Date shall be prepared by Seller or the relevant Seller’s Affiliate in accordance with past practice and shall be submitted to the Purchaser for review 20 days in advance of their due date. Seller shall finalize such returns reflecting Purchaser’s reasonable comments (provided such comments are provided at least 10 days in advance of the due date).

12.10

Without prejudice to Section 12.9 above, the Parties agree to fully cooperate with each other in connection with any Tax matter relating to any Seller Period. Seller shall procure, that any transfer pricing documentation legally required for any Company in respect of the Seller Period will be produced timely at Seller’s expense; Purchaser shall procure, that any relevant Company will cooperate with Seller in order to finalize such legally required transfer pricing documentation. Purchaser or the relevant Company shall notify Seller in writing, supported by relevant copies, as the case may be, without undue delay of any material points communicated by any Tax authority and shall ensure that no declarations (whether by giving official or written comments, statements or otherwise) be made to the Tax authorities or courts for purposes of Tax matters of the Companies without the prior written consultation of Seller (it being understood that Purchaser shall use best efforts to allow sufficient time for the consultation process). Such cooperation shall include providing or making available of all relevant books, records and documentation relating to any Seller Period and the reasonable assistance of officers and employees. The Parties agree to retain, until the expiration of any applicable statute of limitation, all books, records and documentation relating to the Companies or the Business that may be relevant in connection with any audit or investigation for which Seller may be responsible hereunder and to provide access to electronic data as required by applicable laws.

12.11	Purchaser shall procure that Seller is informed of all Tax assessments and announcements of Tax audits, which may give rise to a Tax Indemnification Claim or Tax Refunds. The Parties agree on the following:

12.11.1	Purchaser shall, and shall procure that the Companies will, forward to Seller without undue delay copies of any correspondence of and with the Tax authorities relating to a potential or alleged Tax Indemnification Claim. Each notification shall be in writing and copies of any documents related thereto and not yet known to Seller shall be attached to such correspondence. Purchaser shall (i) grant, and shall ensure that the relevant Company grants, Seller and Seller’s advisors the right to participate in meetings, discussions and correspondence with the Tax authorities, including in the case of Tax audits the right to attend any formal meetings with the Tax auditor (the final meeting pursuant to Section 201 German Fiscal Code or comparable foreign provisions), (ii) request, and shall ensure that each relevant Company requests, that the relevant Tax auditor provides questions in writing and that such questions be forwarded without undue delay to Seller for Seller’s evaluation and comments, and (iii) duly incorporate, and shall ensure that each relevant Company incorporates in its statements to the Tax authorities any comments Seller may have.

12.11.2	Purchaser shall not, and shall ensure that Companies will not, (i) settle, concede or give their consent to the findings of any and all Tax audits relating to any Seller Period and (ii) make an admission of liability, compromise or settlement of a Third Party Claim by Tax or other governmental authorities without the prior written consent of Seller, unless Purchaser waives its claims under this Section 12 with respect to the findings or Third Party Claims in question.

12.11.3

Purchaser shall procure that, upon the request of Seller and at Seller’s expense, objections are filed and legal proceedings are instituted and conducted against any Tax assessment notices, orders, audits, decrees or judgments in accordance with Seller’s directions. Seller may retain counsel of its own choice and at its own expense. Purchaser shall procure that Seller may direct (if Purchaser elects to empower counsel selected by Seller to represent the relevant Company, through such counsel) any reasonable actions including legal remedies to be taken with respect to any Tax assessment notices, audit, claim for refund and administrative or judicial proceeding involving any asserted liability with respect to any Seller Period, or any refunds, credits or other benefits to which Seller or any of Seller’s Affiliates may be entitled pursuant to this Section 12 (herein collectively “Contest”).

12.11.4	If Seller elects to direct a Contest, then (i) Seller shall within fifteen (15) Business Days after having been notified by Purchaser of a Tax Indemnification Claim notify Purchaser of its intent to do so, and (ii) Purchaser shall cooperate and follow Seller’s instructions and shall cause the Companies or their respective successors to cooperate and follow Seller’s instructions in each phase of such Contest, insofar as the Contest involves an asserted Tax liability relating to any Seller Period, or any refunds, credits or other benefits to which Seller or any of Seller’s Affiliates may be entitled pursuant to this Section 12.

12.12	Section 11.2 above shall apply mutatis mutandis.

Section 13 – Expiration and Limitations of Claims

13.1	All claims of Purchaser arising under this Agreement shall be time-barred eighteen (18) months after the Closing Date, but in any event not earlier than on 1 June 2012, except for

13.1.1

all claims of Purchaser arising (i) from a breach of the Seller’s Guarantees contained in Section 9.1.2 (Ownership of the Shares) in respect of defects of title to the Shares, or (ii) in relation to specific performance claims (Erfüllungsansprüche), which shall be time-barred on the fifth (5th) anniversary of the Closing Date;

13.1.2	all Tax Indemnification Claims which shall be time-barred for each claim four (4) months after the date of the final, non-appealable assessment concerning the respective Tax, but not earlier than eighteen (18) months after the Closing Date; and

13.1.3	all claims of Purchaser arising as a result of willful or intentional breaches of Seller’s obligations under this Agreement which shall be time-barred in accordance with the statutory rules in Sections 195, 199 German Civil Code,

(herein collectively “Time Limitations”). “Exempted Claims” shall mean any (i) claims referred to in Section 13.1.1 above, (ii) Tax Indemnification Claims, and (iii) claims referred to in Section 13.1.3 above.

13.2	Section 203 German Civil Code shall not apply, unless the Parties agree in writing that the expiry period shall be tolled (gehemmt) on the basis of pending settlement negotiations.

13.3	In the event of a breach relating to Seller’s Guarantees, no liability shall attach to Seller under, or in connection with, this Agreement if and to the extent the individual claim is less than EUR 50,000.00 (in words: Euro fifty thousand) (herein “De Minimis Claims”) and until the aggregate amount of claims (excluding any De Minimis Claims) exceeds an amount of EUR 500,000.00 (in words: Euro five hundred thousand) (Freigrenze) (herein “Basket”). If the aggregate amount of claims under this Agreement (excluding any De Minimis Claims and Exempted Claims) exceeds the Basket, Purchaser may claim such aggregate amount subject to the other provisions of this Section 13. This Section 13.3 shall not apply to any Exempted Claims.

13.4	The aggregate liability of Seller under this Agreement for a breach of Seller’s Guarantees shall not exceed EUR 10,000,000.00 (in words: Euro ten million) (herein “Liability Cap for Seller’s Guarantees”). The aggregate liability of Seller under this Agreement for a breach of Seller’s Covenants shall not exceed EUR 20,000,000.00 (in words: Euro twenty million). This Section 13.4 shall not apply to any Exempted Claims and any Purchaser’s claim based on a breach of Seller’s Guarantee contained in Section 9.1.4 (Bankruptcy or Judicial Composition Proceedings), provided, however, that Seller’s overall liability under this Agreement, except for claims of Purchaser arising as a result of willful or intentional breaches of Seller’s obligations under this Agreement, shall in no event exceed the amount of EUR 40,000,000.00 (in words: Euro forty million) plus the amount received by SEAS KG from Purchaser under the Letter of Support (as defined in Section 16.2) and not repaid by SEAS KG to Purchaser in order to reincrease Purchaser’s commitment under the Letter of Support.

13.5

The Parties are in agreement that (i) the remedies that Purchaser may have against Seller for a Breach are solely governed by this Agreement, (ii) the remedies in case of a Breach provided for by this Agreement shall be the exclusive remedies available to Purchaser, and (iii) apart from such remedies in case of a

Breach, (w) any right of Purchaser to withdraw (zurücktreten) from this Agreement or to require the winding up of the Transaction (e.g., by way of großer Schadenersatz or Schadenersatz statt der Leistung), (x) any claims for breach of pre-contractual obligations (culpa in contrahendo), including claims arising under Sections 241 (2), 311 (2) and (3) German Civil Code, or ancillary obligations (Nebenpflichten), including claims arising under Section 280 German Civil Code, (y) any claims based on frustration of contract pursuant to Section 313 German Civil Code (Störung der Geschäftsgrundlage), (z) all remedies of Purchaser for defects of the purchase object under Sections 437 through 441 German Civil Code are hereby expressly excluded and waived (verzichtet) by Purchaser. Claims based on willful deceit (arglistige Täuschung) or other intentional behavior (Vor-satz) of Seller shall remain unaffected by this Section 13.5. The provisions in this Section 13.5 shall be for the benefit of Seller and each of Seller’s Affiliates (echter Vertrag zugunsten Dritter). No remedies under or in connection with this Agreement or the Transaction shall be available to the Companies or the Designated Transferees.

Section 14 – Purchaser’s Covenants

14.1	Other than as permitted by (i) the existing Trademark License Agreement dated 18 December 2008, as amended, and (ii) the Trademark License Agreement to be entered into by and between Seller and SEAS KG on the Closing Date, Purchaser shall, and shall procure (sicherstellen) that its Affiliates and all of the Companies will, refrain from using, and, if used prior to Closing, cease to use and remove, the designation “Siemens”, “SIPLACE”, “SISCAN”, “Si”, any other abbreviation of the designation “Siemens” and/or any similar reference to the designation “Siemens” (collectively herein “Siemens Designation”) and/or any designation which in the reasonable opinion of Seller is confusingly similar to any such Siemens Designation, in particular as (i) commercial designation (Geschäftliche Bezeichnung) within the meaning of Section 5 German Trademark Act including company name or corporate mark, (ii) name affix, (iii) trademark, (iv) domain or (v) otherwise in any communication, including websites, e-mails, on any materials relating to the Business, including stationary, in connection with services, and on, or in connection with, products (including software). Purchaser shall procure (sicherstellen) that the terms of any trademark license agreement between Seller and SEAS KG, in particular any use up provisions and periods as set forth in such agreements, are complied with by Purchaser itself, the Designated Transferees, the Companies and any of its Affiliates.

14.2	Purchaser undertakes that during a period of five (5) years as from the Closing Date, Seller’s and any of Seller’s Affiliates’ employees and professional advisors shall be granted, upon Seller’s request, reasonable access to sites and books, records, documents and information (including the right to receive hard copies and/or electronic copies thereof) and to the personnel and advisors of the Companies, to the extent necessary for Seller or any of Seller’s Affiliates in order to comply with requests by governmental authorities or as necessary for Seller or any of Seller’s Affiliates in connection with any investigation that is initiated to prepare a reasonable response or defense towards governmental authorities relating to the Companies, the Business, Seller or any of Seller’s Affiliates. It is understood that no access granted hereunder shall unreasonably interfere with the business operations of Purchaser, the Designated Transferees or the Companies. The Parties are aware that the Seller is currently conducting a process of archiving documents and electronic data of the Business which are required by Seller or any Seller Group Entity for Tax and other purposes (herein “Archiving Process”). The Parties shall reasonably cooperate to complete the Archiving Process as soon as practicable after the Closing Date. Seller shall procure that these documents will not be used in a way that could lead to negative effects on the Business.

14.3	Purchaser acknowledges and undertakes that, consistent with Seller’s cooperation with certain internal and government procedures relating to Seller and Seller’s Affiliates, all documents in the custody and control of the Companies which belong to the Companies or the Business and relate to the period prior to the Closing Date (herein “Retention Materials”) shall be preserved and retained for the period beginning on the Closing Date and ending eight (8) years later (herein “Data Preservation Termination Date”). Prior to the Data Preservation Termination Date, Purchaser agrees to procure (sicherstellen) that the Companies shall consult with Seller before destroying any Retention Materials and permit Seller to review and reproduce such materials prior to any destruction.

14.4	Without limiting the generality of Sections 14.2 and 14.3 above, Purchaser shall, and shall procure (sicherstellen) that each of the Companies shall, at Seller’s expense deliver to Seller all accounting data necessary or appropriate for (i) the preparation of Seller’s financial statements for the current fiscal year, including the Effective Date Accounts, and, if necessary, for any (consolidated) quarterly accounts for the quarter during which the Closing Date occurs, in a way that will not delay or endanger the completion of such statements or accounts pursuant to Seller’s accounting schedule, and (ii) purposes of the deconsolidation of the Companies by Seller.

14.5	Seller agrees that all information obtained under Sections 14.1 through 14.4 above shall be treated as Confidential Information pursuant to 17.2 below.

14.6	Purchaser shall procure (sicherstellen) that the Companies duly fulfill their obligations under the Carve-out Agreements, provided that Seller shall not enforce any claims against SEAS KG pursuant to Section 10.3 of the Carve-out Agreement for Germany and that Seller shall, at the request of Purchaser, irrevocably waive any rights in this respect.

14.7	Purchaser shall not, and shall procure (sicherstellen) that no Purchaser’s Affiliate shall, for a period of three (3) years following the Closing Date, directly or indirectly, (i) make, resolve, initiate, enable or accept any withdrawals (including the granting of loans other than Shareholder Loans or capital decreases) from SEAS KG or any of its partial or entire successors conducting the Business or parts thereof (herein “Sustained Business”), (ii) make, resolve on, initiate, enable or accept dividend payments or loan repayments (other than any repayments of Shareholder Loans) by the Sustained Business, (iii) encumber, induce or impose the encumbrance of any assets of SEAS KG or any of its successors other than in the ordinary course for the regular operative business of SEAS KG, (iv) accept other non-arm’s length advantages from the Sustained Business, or (v) change, alter, rescind, rewind or in any other way contradict the Equity Commitment and the Loan Commitment. Purchaser shall not, and shall procure (sicherstellen) that no Purchaser’s Affiliate shall, for a period of six (6) years following the Closing Date change, alter, rescind, rewind or in any other way contradict the Letter of Support. Purchaser shall not, and shall procure (sicherstellen) that no Purchaser’s Affiliate shall, directly or indirectly, for a period of three (3) years following the Closing Date (a) impose transaction or management fees on the Companies, (b) enter into any consultancy agreement or any similar agreement the purpose of which is the advice, management, training or similar service of the respective contractual partner, with any Company or Companies’ Affiliate imposing payment obligations on the Companies in excess of EUR 100,000.00 (in words: Euro one hundred thousand) in the aggregate per annum, (c) enter into any agreement or transaction (however implemented) which may directly or indirectly result (aa) in a partial or entire change of the shareholding in the Companies or (bb) in the transfer of any asset relevant for the Business from the Companies or Companies Affiliates. Furthermore, Purchaser undertakes to procure that SEAS KG will not for a period of three (3) years following the Closing Date reduce or decrease the registered limited partnership interest (Haftsumme) of SEAS KG, but to maintain at least a registered limited partnership interest in the amount equaling the Equity Commitment.

14.7a	SEAS KG shall be entitled to grant loans to other Companies if and to the extent that

(i)	Purchaser or the respective Designated Transferee has granted a loan (including any loans under the Loan Commitment) to SEAS KG in an amount not less than the amount of the loan(s) to be granted by SEAS KG to the other Companies, and

(ii)	SEAS KG does not wish to utilize the loan(s) pursuant to subsection (i) for its own operations,

provided, however, that the aggregate amount of such loans to other Companies shall not exceed the lesser of:

(a)	EUR 20,000,000.00 (in words: Euro twenty million), and

(b)	an amount equal to the balance of the line items designated as “Cash” in Exhibit 4.2-1 existing as of the Effective Date, to the extent such positions relate to Companies other than SEAS KG (which shall be shown in reasonable detail by Seller to Purchaser based on the Effective Date Accounts).

14.8	Purchaser shall keep Seller informed about any adjustment or amendment of the purchase price, including any determination of any variable purchase price, as agreed between the parties under an asset deal agreement dated 11 September 2009 relating to the sale and transfer of the business unit “Optische 3D Inline Inspection” by SEAS KG to NanoFocus AG, Lindnerstraße 98, 46149 Oberhausen and to forward or provide a copy of any correspondence or document relating to such adjustment or amendment, including but not limited to any correspondence under section 8.3 of the aforementioned agreement. For the avoidance of doubt, any such adjustment or amendment of the purchase price under said agreement shall not lead to an adjustment of the Purchase Price beyond the provisions set forth in Section 4.

14.9	Employment Protection

14.9.1	Maintenance of Sites. For a period of three (3) years after the Closing Date, Purchaser shall procure (sicherstellen) that SEAS KG (or any successor of SEAS KG)

(i)	maintains its existing site (Standort) in Rupert-Mayer-Straße, Munich, unless the management of SEAS KG decides to move to a different location in Munich, and

(ii)	maintains Munich as the headquarter of the worldwide Business.

14.9.2	Compliance with Collective Labor Agreements.

(i)	Purchaser shall procure (sicherstellen) that SEAS KG (or any successor of SEAS KG) remains a member of the employers’ association (Arbeitgeberverband der Metall- und Elektroindustrie) and complies with the terms and conditions of the collective bargaining agreements (Tarifvertrage), shop agreements (Betriebsvereinbarungen) and, to the extent that obligations thereunder can be performed locally, group shop agreements (Konzernbetriebsvereinbarungen).

(ii)	In particular, Purchaser shall procure that SEAS KG (or any successor of SEAS KG) complies with the terms and conditions of the agreements set forth in Exhibit 14.9.2 (ii) and any shop agreement entered into according to the last sentence of Section 14.9.5.

(iii)	Vis-à-vis Seller, the obligations of Purchaser in this Section 14.9.2 shall be limited to a period of three (3) years after the Closing Date or the term of the relevant collective labor agreement in case that such agreement expires before the end of this three-year period.

14.9.3	Lay-offs. Purchaser shall procure (sicherstellen) that for a period of three (3) years after the Closing Date, SEAS KG (or any successor of SEAS KG) does not lay off any of its employees for operational reasons (betriebsbedingte Kündigung). For the avoidance of doubt, this Section 14.9.3 shall not prevent SEAS KG from entering into amicable separation agreements (Auflösungsvereinbarungen) with any of its employees during this three-year period.

14.9.4	Reimbursement to Seller. In case of any breach of Sections 14.9.1, 14.9.2 (ii) or 14.9.3 above, Seller shall be entitled to compensate in good faith any employee laid off by SEAS KG (or any successor of SEAS KG) for operational reasons (betriebsbedingte Kündigung), who asserts claims against Seller, for any economic disadvantage caused by such lay-off. Purchaser shall reimburse to Seller the cost incurred by Seller for the compensation of any such employee laid off for operational reasons up to the amount that is usually paid by Siemens in comparable cases (i.e. in the most recent social plan and reconciliation of interests at that time), provided, however, that any financial compensation already granted by Purchaser or the respective Company shall be taken into account in this respect.

14.9.5	New Shop Agreement. Purchaser agrees that SEAS KG (or any successor of SEAS KG) may negotiate and agree with the competent works council on shop agreements reflecting matters other than the maintenance of Munich as the headquarter of the worldwide Business. If any shop agreements are negotiated until (and including) the Closing Date, Seller shall, and shall procure that SEAS KG shall, consult with Purchaser on the provisions of such shop agreements. Seller shall procure that until (and including) the Closing Date SEAS KG shall not agree to any shop agreements without the prior written consent of Purchaser, which consent may not be unreasonably withheld. For the avoidance of doubt, Purchaser may not withhold its consent to the extent the respective shop agreements reflect Purchaser’s undertakings as set forth in Sections 14.9.1 (i) or 14.9.3 on shop level.

14.10

Liquidated Damages. If Purchaser does not comply with any provision contained in Sections 14.7, 14.9.1, 14.9.2 (ii) or 14.9.3 above, Purchaser shall have the right and obligation to cure such non-compliance within a reasonable period of time. In case Purchaser is not able to cure or procure that the Companies cure such non-compliance within the foregoing period, Purchaser shall pay to Seller liquidated damages (pauschalierter Schadensersatz) in the amount of EUR 20,000,000.00 (in words: Euro twenty million). If Purchaser furnishes proof that the actual damage of the Companies and Seller, or Seller’s expenses pursuant to Section 14.9.4, are lower than EUR 20,000,000.00 (in words: Euro twenty million), the amount payable to Seller shall be reduced accordingly. The aggregate liability of Purchaser for damages vis-à-vis Seller for a breach of Sections 14.9.1, 14.9.2 (ii) or 14.9.3 shall be limited to EUR 20,000,000.00 (in words: Euro twenty million). These limitations shall not apply to any and all claims of Seller arising as a result of wilful or intentional breaches of Purchaser’s obligations under Sections 14.7, 14.9.1, 14.9.2 (ii) or 14.9.3. Any payment received by Seller due to a non-compliance with Sections 14.9.1, 14.9.2 (ii) or 14.9.3 shall be deducted from Seller’s claims under Section 14.9.4. For the avoidance of doubt, Seller’s claims for specific performance of the covenants in Sections 14.7, 14.9.1, 14.9.2 (ii) or 14.9.3 shall not be subject to the limitations of this Section 14.10.

14.11	If Purchaser or a Designated Transferee no longer solely owns the Shares or further shares in the Companies, or if the Companies no longer solely own the Business, Purchaser shall procure (sicherstellen) that the new (co)owner of the Shares, further shares in the Companies or the respective part of the Business shall enter into an agreement conferring upon Seller and Seller’s Affiliates (excluding the Companies) the same rights and imposing on the new (co)owner the same obligations as set out in this Section 14 (including this Section 14.11).

Section 15 – Separation Matters

15.1	Security

15.1.1	With effect as of the Closing Date, Purchaser hereby assumes under full release (befreiende Schuldübernahme) of Seller and Seller’s Affiliates all guarantees, comfort letters and other security of any kind which Seller or any of Seller’s Affiliates

(i)	have provided with respect to the Business to banks, other financial institutions, suppliers, customers or other third parties on or prior to the Signing Date, including those listed in Exhibit 15.1.1(i) hereto; and

(ii)	may provide with respect to the Business to banks, other financial institutions, suppliers, customers or other third parties after the Signing Date, but prior to the Closing Date (provided that Seller shall notify Purchaser thereof at least five (5) Business Days prior to the Closing. Date in the form of an update of Exhibit 15.1.1(i)),

(collectively herein “Seller’s Security”), in each case together with all obligations and liabilities of Seller or any of Seller’s Affiliates arising under such Seller’s Security.

15.1.2	With effect as of the Closing Date, Purchaser hereby assumes under full release (befreiende Schuldübernahme) of Seller and Seller’s Affiliates all present and future obligations of Seller and Seller’s Affiliates to any banks or other financial institutions (including obligations to pay interest or fees and to provide back-to-back security) under, or in connection with, guarantees, comfort letters and other security of any kind which such banks or other financial institutions

(i)	have provided with respect to the Business to banks, other financial institutions, suppliers, customers or other third parties on or prior to the Signing Date, including those listed in Exhibit 15.1.2(i) hereto; and

(ii)	may provide with respect to the Business to banks, other financial institutions, suppliers, customers or other third parties after the Signing Date, but prior to the Closing Date (provided that Seller shall notify Purchaser thereof at least five (5) Business Days prior to the Closing Date in the form of an update of Exhibit 15.1.2(i)),

(collectively herein “Financial Security” and, together with the Seller’s Security, collectively herein “Security”), in each case together with all obligations and liabilities of Seller and Seller’s Affiliates arising under such Security.

15.1.3	On the Closing Date, Purchaser shall replace the Security and shall return any deeds or instruments evidencing the Security (herein “Security Deeds”) to Seller, so that Seller and Seller’s Affiliates are fully released by the beneficiaries from any such Seller Security and by the banks or other financial institutions with respect to any Financial Security.

15.1.4	If and to the extent, contrary to the obligation under Section 15.1.3, Seller and Sellers’ Affiliates are not effectively released from the Security on the Closing Date, for the period from (but not including) the Closing Date until (and including) the date on which Seller or the respective Seller’s Affiliate is released (i) by the relevant beneficiary from the Seller’s Security or (ii) by the relevant bank or financial institution from the Financial Security, Purchaser shall pay to Seller or the relevant Seller’s Affiliate, as the case may be,

a.	the amount of any commissions, fees, costs and expenses incurred by Seller or the relevant Seller’s Affiliate in connection with the respective Security, and

b.	an additional amount per calendar month equaling a percentage rate per annum of the amount guaranteed by the Security that remains outstanding as of the last day of such calendar month, which percentage rate per annum shall initially be one (1) per cent and be increased each three (3) months by one (1) percentage point for the subsequent three (3) months, payable quarterly in arrears on the first Business Day of the following calendar quarter.

15.2	Intra-Group Arrangements

15.2.1	Seller and Purchaser agree that, except for the agreements listed in Exhibit 15.2.1 (collectively “Surviving Intra-Group Arrangements”), all other agreements between any of the Companies on the one hand and Seller or any of Seller’s Affiliates on the other hand and all other services provided by Seller or any of Seller’s Affiliates to any of the Companies (collectively herein “Non-Surviving Intra-Group Arrangements”) shall be terminated and settled with effect as of the Closing Date without any prepayment penalty or other cost arising from such termination for any of the Companies, Seller or any of Seller’s Affiliates.

15.2.2	In the event any Non-Surviving Intra-Group Arrangement cannot be terminated as provided for in Section 15.2.1 above, such Non-Surviving Intra-Group Arrangement shall be terminated as soon as reasonably possible thereafter. Purchaser shall cooperate, and shall procure (sicherstellen) that the Companies and Purchaser’s Affiliates cooperate, with Seller and Seller’s Affiliates to effect the termination of the Non-Surviving Intra-Group Arrangements.

15.2.3	Purchaser acknowledges that certain of the Companies as of the Signing Date use, or have used in the past, premises together with Seller or Seller’s Affiliates (herein “Shared Premises”). The Companies will no longer be permitted to use the Shared Premises set forth in Exhibit 15.2.3 (herein “Relocation Concept”) as of the Closing Date. Purchaser shall procure (sicherstellen) that the relevant Company vacates the relevant Shared Premises without undue delay, but in any event no later than three (3) months after the Closing Date, without interfering with the other operations of Seller or Seller’s Affiliates on the respective Shared Premise.

15.2.4	This Section 15.2 shall not apply to (i) Intercompany Financing arrangements which shall be dealt with exclusively in accordance with Section 5.1 above, (ii) agreements underlying, relating to, or in connection with, any Security which shall be dealt with exclusively in accordance with Section 15.1 above, (iii) the Carve-out Agreements, and (iv) contracts for the provision of goods and services which are (x) part of the relevant Party’s product or service portfolio offered also to third parties, and (y) not only provided for an interim period to ensure the transition of the Business (Verkehrsgeschäfte).

15.3	Insurance Coverage.

15.3.1	Purchaser acknowledges that the insurance coverage provided to the Business under group insurance policies of Seller or Seller’s Affiliates ceases with effect as of the Closing Date without any refund of any premium (or a portion thereof) already paid by any of the Companies.

15.3.2	Purchaser undertakes to procure (sicherstellen) insurance coverage for the Business effective from the Closing Date. Such coverage shall be commensurate to the insurance coverage existing for the Business until the Closing Date. The new insurance coverage shall also include any risks relating to the period prior to the Closing Date to the extent the existing insurance coverage is on “claims made” basis.

15.3.3	Purchaser acknowledges and agrees that all claim settlements under the existing insurance coverage of the Companies under the group insurance policies of Seller or Seller’s Affiliates that have been notified to the insurer prior to the Closing Date irrespective of whether the settlement is taking place before or after the Closing, will be made on the agreed terms and conditions of such insurance coverage and, in particular, the applicable deductibles existing under such insurance coverage which shall be borne by the relevant Company (collectively herein “Insurance Claim Settlements”). Notwithstanding the foregoing, Purchaser shall inform Seller without undue delay about any circumstance which may be relevant for such an insurance claim under the group insurance policies of Seller or Seller’s Affiliates and shall cooperate with Seller with regard to instructions for any Insurance Claim Settlement. Any claims under such group insurance policies shall be processed by Seller in consultation with Purchaser, and Purchaser shall, and shall procure (sicherstellen) that the relevant Company shall, provide reasonable administrative support to progress such claim if so required by Seller.

15.4	Information Technology

15.4.1	Purchaser acknowledges that the third-party software licenses provided to the Companies under the group software license agreements of Seller or Seller’s Affiliates cease with effect as of the Closing Date and will have to be replaced by the Companies at their own cost.

15.4.2	Internet Protocol Addresses. Other than as permitted by the existing Trademark License Agreement dated 18 December 2008 as amended and the Trademark License Agreement to be entered into by and between Seller and SEAS KG on the Closing Date without undue delay (unverzüglich) but in any event within ninety (90) Business Days after the Closing Date, Purchaser shall refrain, and shall procure (sicherstellen) that the Companies and any Designated Transferee will refrain, from using any and all internet protocol addresses which were used by the Business on or prior to the Closing Date.

15.5	Pensions, Deferred Compensation. Pensions commitments made to active, passive or former employees of the Companies shall be dealt with as set forth in the Pension Schedule attached as Exhibit 15.5.

15.6	Equity Based Instruments

15.6.1	Seller has implemented various group-wide equity based compensation schemes, inter alia, Seller Share Matching Plan, Seller Stock Options, Seller Stock Awards and Seller Phantom Stocks (collectively herein “Equity Based Instruments”). Seller and some of its Affiliates, including certain of the Companies, have granted Equity Based Instruments to selected members of management and selected employees of the Companies in separate tranches each year since the year 2005, which continue to exist unexpired as at the Closing Date as set forth in Exhibit 15.6.1. Seller has entered into agreements with certain relevant Companies (or the relevant unit of the Business) regarding their participation in, and/or obligations in relation to, the Equity Based Instruments (each such agreements herein “Group Agreement”). It is intended that claims under the Equity Based Instruments shall be redeemed with effect as of Closing. To this effect, Seller and Purchaser shall procure (sicherstellen) that the Companies redeem any claims under Equity Based Instruments in accordance with the relevant Group Agreement and the respective plan rules after, but with effect as of, the Closing Date. The Parties agree that, subject to Section 15.6.2 below, the Group Agreements shall remain unaffected by the Transaction and Purchaser shall procure (sicherstellen) that the Companies duly fulfill their obligations under the relevant Group Agreement.

15.6.2	The Parties agree that the Group Agreements shall terminate retroactively with effect as of the Closing Date upon completion of the redemption of the Equity Based Instruments as provided in Section 15.6.1.

15.6.3	Purchaser shall procure (sicherstellen) that the Companies, together with Purchaser and the relevant Designated Transferees, as required, will provide all administrative support reasonably required by Seller or any of Seller’s Affiliates to arrange for the redemption of the Equity Based Instruments in accordance with the provisions of this Section 15.6.

15.7	Old Age Part Time. Purchaser shall procure that SEAS KG shall, for the period following the Closing Date, provide a sufficient and adequate insolvency risk insurance to the extent and as required under the German Old Age Part Time Act (Altersteilzeitgesetz) for old-age part time funds (Altersteilzeitguthaben) of the relevant employees of SEAS KG. Purchaser is aware that such insolvency risk insurance is in existence as of the Signing Date as set out in the data room.

15.8	Licenses. Purchaser hereby acknowledges, and procures (stellt sicher) that the relevant Company acknowledges, that Seller and/or its Affiliates have granted licenses under the Intellectual Property and that such Intellectual Property is subject to those third party licenses granted as of the Closing Date.

15.9	Potential IP claim against Fuji. Purchaser herewith undertakes to pay to Seller an amount equaling twenty-five per cent (25%) of any indemnification, compensation for damages, any other compensation or consideration which Purchaser or any Purchaser Affiliate will receive from Fuji Machine Manufacturing Co. Ltd, Chirju, Aichi, Japan (herein “Fuji”) or any of its Affiliates pursuant to any decision of a court or arbitration tribunal, or any agreement entered into by and between Fuji or any of its Affiliates on the one hand and SEAS KG or any of its Affiliates on the other hand which relates to a use and/or infringement of the patents listed in Exhibit 15.9 hereto by Fuji or any of its Affiliates. Purchaser shall keep Seller informed about any negotiation, proceeding, or any agreement with Fuji or any Affiliate of Fuji touching the patents listed in Exhibit 15.9 and shall forward without undue delay any document and correspondence received in this regard to Seller.

15.10	Special Retention Bonuses. Purchaser hereby acknowledges that certain of the Companies have promised to pay special retention bonuses to selected members of management and selected employees in connection with the Transaction. Exhibit 15.10 sets forth, on an anonymous basis, a complete and accurate list of the eligible beneficiaries together with the bonus payments that will be due on the relevant payment dates.

Section 16 – Bank Guarantee and Letter of Support

16.1	On the Closing Date, Purchaser shall provide Seller with a bank guarantee or bank guarantees of international banks of good standing acceptable to Seller payable after a settlement pursuant to Section 21.1 or a settlement or other decision of the arbitration tribunal pursuant to Section 21.3, substantially in the form attached hereto as Exhibit 16.1, which shall secure the obligations of Purchaser under Sections 14.7, 14.9 and 14.10 of this Agreement in an amount of not less than EUR 20,000,000.00 (in words: Euro twenty million) (herein “Bank Guarantee”).

16.2	Purchaser shall grant SEAS KG an irrevocable letter of support up to an amount of EUR 120,000,000.00 (in words: Euro one hundred twenty million) valid as from the Closing Date for a duration of six (6) years in the form attached as Exhibit 16.2 (the “Letter of Support”).

Section 17 – Restrictions of Announcement, Confidentiality

17.1	Each of the Parties undertakes that, prior to the Closing Date, it will not make, and that it will cause all of its Affiliates not to make, any announcement or disclose any information in connection with this Agreement, unless (i) required by applicable mandatory laws or stock exchange regulations, or (ii) the other Party has given its prior consent to such announcement, including the form of such announcement, which consent may not be unreasonably withheld and may be subject to conditions. If and to the extent any announcement or disclosure of information regarding the subject matter of this Agreement is to be made under applicable mandatory laws or any applicable stock exchange rules, the Party concerned shall, to the extent permissible under applicable laws or stock exchange regulations, not disclose any such information without first informing the other Party thereof. Any consent granted under this section and any information exchanged under this section may be exchanged in e-mail form between the Parties using the following names and e-mail addresses:

If to Seller: Dr. Marc Langendorf (marc.langendorf@siemens.com) with a copy to Jochen Köpf (jochen.koepf@siemens.com)

If to Purchaser: Jupiter Kong (Jupiter.kong@asmpt.com) with a copy to Leonard Lee (leonard.lee@asmpt.com).

17.2	The Parties expressly acknowledge and agree that (i) this Agreement and its terms, (ii) the Transaction, and (iii) all information, whether written or oral, furnished by either Party to the other Party or any Affiliate of such other Party, or by or to their representatives or professional advisors, in connection with the preparation, negotiation, execution or consummation of, or in the pursuit of disputes under, this Agreement or the Transaction, including the due diligence review conducted by Purchaser in connection therewith (herein “Confidential Information”) shall be deemed to be confidential and shall be maintained by each Party and their respective Affiliates in strict confidence, it being understood that this shall also apply to any Confidential Information disclosed under Sections 11.3 and 11.7 above or any comparable provisions.

17.3	The receiving Party shall use the same degree of care as it uses with regard to its own confidential information to prevent disclosure, use or publication of the confidential information. Confidential Information of the originating Party shall be held in strict confidence by the receiving Party, unless the receiving Party is able to prove that the Confidential Information is or has been

17.3.1	obtained legally and freely from a third party without any restrictions;

17.3.2	independently developed by the receiving Party at a prior time or in a separate and distinct manner without benefit of any of the Confidential Information of the disclosing Party, and documented to be as such;

17.3.3	made available by the disclosing Party for general release independent of the receiving Party;

17.3.4	made public as required by applicable laws, regulations, court proceedings or stock exchange regulations; or

17.3.5	within the public domain or later becomes part of the public domain as a result of acts by someone other than the receiving Party and through no fault or wrongful act of the receiving Party.

17.4

A receiving Party may disclose Confidential Information of a disclosing Party to (i) directors, officers, and employees of the receiving Party or (ii) agents of the receiving Party including their respective professional advisors, brokers, lenders or insurance carriers, who are either obliged to confidentiality by law or who have specifically agreed in writing to non-disclosure of the terms and conditions hereof and who have a need to know such information in connection with the Transaction. Any disclosure hereof required by legal process pursuant to Section 19.1 shall only be made after providing the disclosing Party with notice thereof in order to permit the disclosing Party to seek an appropriate protective order or exemption. Violation by a Party or its agents of the foregoing provisions shall entitle the disclosing Party, at its option, to obtain injunctive relief without a showing of irreparable harm or injury and without bond. The provisions of this Section 19 shall survive and remain effective for a period of three (3) years after the Closing Date.

Section 18 – Notices

All notices and other communications hereunder shall be made in writing and shall be delivered or sent by registered mail, courier or telefax to the addresses below or to such other addresses which may be specified by any Party to the other Party in the future in writing:

If to Seller:

Siemens Aktiengesellschaft
CF M&A – Corporate Finance Mergers & Acquisitions
Wittelsbacherplatz 2
80333 Munich
Germany
Fax: +49 (89) 636-32870
Attn.: Jochen Köpf

with a copy to:

Siemens Aktiengesellschaft
CF MAP – Post Closing Management
Wittelsbacherplatz 2
80333 Munich
Germany
Fax: Roland Meinzer
Attn.: +49 (89) 636-32108

with a copy to:

Siemens Aktiengesellschaft
Legal Corporate & Finance
CL C&F MAC M&A Erl
Werner-von-Siemens Str. 50
91052 Erlangen
Germany
Fax: +49 (9131) 7-28340
Attn.: Christoph Scholz

If to Purchaser:

ASM Pacific Technology Ltd.
12/F., Watson Centre
16 Kung Yip Street
Kwai Chung, N.T.
Hong Kong
Fax: +852-2481 3367
Attn.: Chief Executive Officer

with a copy to:

ASM Technology Singapore Pte. Ltd.
2 Yishun Avenue 7
Singapore 768924
Fax: +65-6750 3183
Attn.: General Counsel

and a copy to:

Cleary Gottlieb Steen & Hamilton LLP
Main Tower / Neue Mainzer Str. 52
60311 Frankfurt, Germany
Fax: +49 69 97 103 199
Attn.: Dr. Klaus Riehmer

Section 19 – Costs, Expenses, Fees and Charges

All costs, expenses, fees and charges in connection with this Agreement and the Transaction, including legal services, shall be borne by the Party commissioning the respective costs, expenses, fees and charges. Purchaser shall bear (i) all fees in connection with the notarization of this Agreement and all documents to be notarized at Closing, (ii) all fees charged by the antitrust authorities in connection with the merger control clearances, including the Antitrust Clearance and (iii) any sales, transfer or stamp taxes, or other similar charges (which, for the avoidance of doubt, do not include VAT or capital gains taxes), payable by reason of the Transaction.

Section 20 – Governing Law

This Agreement shall be governed by, and be construed in accordance with, the laws of the Federal Republic of Germany, without regard to principles of conflicts of laws and without regard to the UN Convention on Contracts for the International Sale of Goods (CISG).

Section 21 – Dispute Resolution, Service of Process

21.1	If any dispute arises in connection with this Agreement, the responsible representatives of the Parties shall attempt, in fair dealing and in good faith, to settle such dispute. If a Party provides written notification to the other Party that such attempt has failed, then each Party shall promptly appoint in writing a senior representative duly authorized to resolve such dispute. Each Party shall give notice of the appointment of such senior representative to the other Party and such senior representatives shall attempt to reach an amicable settlement. If such senior representatives have not been appointed and/or are not able to reach an amicable settlement within a time period of twenty (20) Business Days after the appointment of the first senior representative or such other time period as the Parties may agree in writing, then either Party may, by written notification to the other Party, require that the dispute be submitted for resolution pursuant to Section 21.3. Nothing in this Section 21 shall limit the right of the Parties to seek relief intended to preserve the status quo or interim measures, such as preliminary injunctions, from any court of competent jurisdiction and/or the arbitral tribunal.

21.2	If a claim in dispute may become time barred due to an applicable Time Limitation, the Parties shall agree upon a tolling (Hemmung) of such Time Limitation during the settlement process set forth in this Section 21. If the Parties are unable to reach an agreement on such tolling sufficiently in advance of the claim in dispute becoming time-barred, the Party whose claim may become time-barred may initiate arbitration proceedings as described below irrespective of the pre requisites of this Section 21.

21.3

All disputes in connection with this Agreement, which are not settled pursuant to Section 21.1, including any question regarding the existence, validity or termination or any subsequent amendment of this Agreement, and all claims in connection with it in respect of which no dispute exists but which require enforcement, shall be finally settled in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (Deutsche Institution für Schiedsgerichtsbarkeit – DIS) as applicable from time to time without recourse to the ordinary courts of law. The arbitral tribunal shall consist of three arbitrators. The seat of arbitration shall be Munich, Germany. The language to be used in the arbitration proceedings shall be English provided that any document in the German language shall not be required to be translated into the English language.

21.4	Purchaser hereby appoints Cleary Gottlieb Steen & Hamilton LLP (attn.: Dr. Klaus Riehmer) as its agent for service of process (Zustellungsbevollmächtigter) for all legal or arbitral proceedings involving Purchaser arising out of or in connection with this Agreement. Purchaser agrees that any document relating to such proceedings may be effectively served on it by service on its agent for service of process. The afore-described agency shall only terminate upon appointment of another individual as agent for service of process domiciled in Germany and reasonably acceptable to Seller. The appointment of the new agent for service of process and the termination of the current agent for service of process shall only become effective if and when notified to Seller in writing by Purchaser.

Section 22 – Miscellaneous

22.1	This Agreement comprises the entire agreement between the Parties concerning the subject matter hereof and supersedes and replaces all oral and written declarations of intention made by the Parties in connection with the contractual negotiations. Changes or amendments to this Agreement (including this Section 22.1) must be made by the, Parties in writing or in any other legally required form, if so required.

22.2	Any currency conversions under or in connection with this Agreement shall be determined using the following exchange rates: (i) the European Central Bank (herein “ECB”) reference rates which are published both by electronic market information providers (e.g., Reuters page ECB37) and on the ECB’s website www.ecb.int shortly after 2.15 p.m. CET on the relevant date, or (ii) in the event that such rates are not published on the relevant date, the rates published on the latest day before the relevant date for which such rates are published, or (iii) if the ECB generally does not publish exchange rates for a certain currency, the rates published by the electronic market information provider Reuters for the relevant date shortly after 2.15 p.m. CET or the latest day before the relevant date for which such rates are published, whatever the case may be ((i) through (iii) herein “Exchange Rates”). In case cross-rates have to be used where one leg of the currency pair is not the Euro, these cross-rates will be calculated by taking the corresponding two (2) fixing rates against the Euro.

22.3	All Exhibits to this Agreement constitute an integral part of this Agreement. Any references to this Agreement shall include a reference to the Exhibits to this Agreement. Statements in one provision or Exhibit shall be deemed to have been made also for the purposes of all other provisions and Exhibits.

22.4	In this Agreement, the headings are inserted for convenience only and shall not affect the interpretation of this Agreement. Where a term in a language other than the English language has been inserted in quotation marks and/or italics, it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement. The terms “including”, “include” and “in particular” shall always mean “including, without limitation”, “include, without limitation” and “in particular, without limitation”, respectively.

22.5	This Agreement shall not grant any rights to, and is not intended to operate for, the benefit of third parties unless otherwise explicitly provided for herein, as the case may be. Wherever under this Agreement any party other than Purchaser is to be indemnified by Seller, such other party, in particular the Companies, shall not be entitled to bring any claims for indemnification against Seller (kein echter Vertrag zugunsten Dritter). The Parties shall be permitted to terminate (only to the extent explicitly provided for in this Agreement), alter or amend this Agreement without the consent of any third party beneficiary, if any.

22.6	No Party shall be entitled to assign any rights or claims under this Agreement without the prior written consent of the other Party.

22.7	No Party, except as provided otherwise herein, shall be entitled (i) to set-off (aufrechnen) any rights and claims it may have against any rights or claims the other Party may have under this Agreement or (ii) to refuse to perform any obligation it may have under this Agreement on the grounds that it has a right of retention (Zurückbehaltungsrecht), unless the rights or claims of the relevant Party claiming a right of set-off (Aufrechnung) or retention (Zurückbehaltung) have been acknowledged (anerkannt) in writing by the other Party or have been confirmed by final decision of a competent court (Gerichf) or arbitration court (Schiedsgericht).

22.8	In the event that one or more provisions of this Agreement are, shall become, or are deemed to be, or shall become deemed to be, invalid or unenforceable, the validity and enforceability of the other provisions of this Agreement shall not be affected thereby. In such case, the Parties hereto agree to recognize and give effect to such valid and enforceable provision or provisions, which correspond as closely as possible with the commercial intent of the Parties. The same shall apply in the event that this Agreement contains any unintended gaps (unbeabsich-tigte Vertragslücken).